                                                                    EXHIBIT 10.1

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[***]".


                  RESEARCH COLLABORATION AND OPTION AGREEMENT
                  -------------------------------------------


          Research Collaboration and Option Agreement (the "Agreement"), dated as of February 26, 1997 (the "Effective Date") between Emisphere Technologies,
                              --------------
Inc., a Delaware corporation ("Emisphere"), and Eli Lilly and Company, an
                               ---------
Indiana corporation ("Lilly").
                      -----

          WHEREAS, Emisphere is engaged in the research and development of proprietary synthetic chemical compounds that enable the delivery of therapeutic macromolecules and other compounds that are not currently deliverable by oral means or by certain non-oral means (including all related patents, patent applications and Know-How presently owned by Emisphere and all patents, patent applications, and Know-How relating to inventions developed by Emisphere pursuant to the Program [Program and Know-How both defined below], the "Emisphere Technology"); and
 --------------------

          WHEREAS, Lilly produces, or is engaged in research to produce, therapeutic macromolecules and other compounds that are not currently deliverable by oral means or by certain non-oral means; and

          WHEREAS, Emisphere and Lilly desire to collaborate in research regarding the applicability of the Emisphere Technology to Lilly's products, and to provide for certain rights and obligations of Emisphere and Lilly in the event such research produces commercially viable applications; and

          WHEREAS, Emisphere desires to grant certain options to Lilly to develop and market Lilly's products using the Emisphere Technology; and

          WHEREAS, Emisphere desires to grant a right of first refusal to Lilly to use the Emisphere Technology on certain of Lilly's other products.

          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                               RESEARCH PROGRAM

          1.1  Collaboration.  Lilly and Emisphere hereby agree to collaborate
               -------------
on a research and development program (the "Program") to research the use of the
                                            -------
Emisphere Technology for oral delivery (the "Oral Route") of      [***]
                                             ----------
molecule and all active fragments, analogs,   [***]  -like peptides with primary
function similar to the  [***]  molecule              [***]
("  [***]  ") as                           [***]
                               [***]
                               [***]
                               [***]
       [***]          (the "Non-Oral Routes") of proteins, all as more
                            ---------------
specifically set forth in Exhibit A attached hereto. Emisphere will make available to Lilly access to all Emisphere Technology relevant for the Program.

          1.2  Program Management.  Lilly and Emisphere shall establish a
               ------------------
steering committee (the "Steering Committee").  The function of the Steering
                         ------------------
Committee shall be to plan, coordinate and manage the Program. The Steering Committee is not intended to replace any internal management procedures of either party or continued and close collaboration by the parties with respect to the Program. Rather, it is intended to be a vehicle to ensure that the Program proceeds in a timely, coordinated, and well-planned fashion. It shall be made
up of up to   [***]  members, with an equal number appointed by each of Lilly and Emisphere and with a central contact person appointed by each party. Each party hereto shall name one member to be a co-chairperson of the Steering Committee. On at least a quarterly basis, the Steering Committee shall meet to review the results of the Program and to approve a work plan, based on the Program as outlined in Exhibit A, for the ensuing quarter. The work plan for the first quarter of the Program is set forth in Exhibit A. The Steering Committee shall keep minutes of its meetings, shall act by a majority vote of its members and shall be responsible for the development and implementation of the work plan. Finally, meetings of the Steering Committee will alternate between Emisphere's designated facility and Lilly's designated facility. Each party will bear all expenses associated with attendance of its own employees at such meetings held at the other party's designated facility. Work on the Steering Committee (including attendance of its meetings) by Emisphere employees shall be included in the Program work compensated by Lilly pursuant to Section 1.4, below.

          1.3  Term; Termination; Damages.
               --------------------------

               (a) The Program shall continue for eighteen months from the date hereof (the "Term"); provided that the Steering Committee shall have an option
             ----    --------
(the "Extension Option") to extend the Program for an additional six months (the
      ----------------
"Extension Period").  If the Steering Committee decides to terminate the Program
 ----------------
at the end of the Term, the Program shall be terminated by written notice to Emisphere and Lilly; in all other cases the Extension Option shall be deemed to have been exercised.

               (b) Lilly and Emisphere must mutually agree if the Program is to be extended beyond the Extension Period.

               (c) Either party may terminate this Agreement upon written notice to the other party that such party has breached this Agreement if, within 60 days of receipt of such notice such breach has not been cured.

               (d) Lilly hereby acknowledges and agrees that any breach by it of this Agreement would cause irreparable injury to Emisphere, that money damages alone would not provide an adequate remedy to Emisphere, and that, therefore, Emisphere shall have the right to receive all payments from Lilly contemplated
hereunder           [***]             as liquidated damages in the event of
termination due to Lilly's breach.               [***]
                                 [***]
                                 [***]
                                 [***]
            [***]

               (e) Termination or expiration of this Agreement shall not affect the rights and obligations of the parties accrued hereunder prior to termination or expiration. To avoid doubt, it is hereby confirmed that termination of this Agreement by Lilly because of a breach by Emisphere shall not affect Lilly's options as set forth in Article II or Lilly's Right of First Refusal as set forth in Article III. To further avoid doubt, if Emisphere terminates this Agreement because of a breach by Lilly, Lilly's rights under Articles II and III shall be terminated. However, termination of this Agreement shall not affect any license entered into pursuant to such options and Right of First Refusal (whether Lilly or Emisphere is the terminating party).

          1.4  Payments.
               --------

               (a) Lilly shall pay to Emisphere $         [***]        (the
"Minimum Payments") for  [***]  hours of work (a rate of  [***]  FTE) per
 ----------------
quarter to be performed for the Program by Emisphere. The first Minimum Payment shall be paid by wire transfer of immediately available funds within thirty (30) days of the Effective Date of this Agreement, and subsequent Minimum Payments shall be paid by wire transfer of immediately available funds on or before each three-month anniversary of the Effective Date of this Agreement during the Term and, if applicable, the Extension Period.

               (b) "FTE" means a full-time equivalent scientific person year, or
                    ---
a total of [***] or [***] person hours per year of scientific and/or technical work, on or directly related to the Program, carried out by an Emisphere employee having at least a Bachelors Degree in science, or experience equivalent thereto. Scientific work on or directly related to the Program to be performed by Emisphere can include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff, and carrying out Program management duties or such other activities as may be appropriate to the conduct of the Program.

               (c) Emisphere shall provide Lilly on a semi-annual basis during the Term of the Program a report detailing how Emisphere allocated FTE's to the Program. Such report shall provide Lilly with the names of the Emisphere employees who make up the FTE's and the amount of each employee's time devoted to the Program. Emisphere shall, further, maintain records in reasonable detail and in accordance with generally accepted accounting principles ("GAAP") of all
                                                                  ----
monies paid by Emisphere for research under the Program and shall provide Lilly,
within     [***]    days of the end of each semi-annual period, with a report
stating the dollar amount of funds supplied by Lilly that were expended on research activities during the six month period for which the report is made, using Emisphere's standard project accounting procedures, and such supporting
details as are reasonably required by Lilly. To the extent           [***]
         of Program work have not been completed by Emisphere's employees, or have been completed in a negligent manner, Emisphere shall give credit to Lilly at the rate of $ [***] per hour for each hour of shortfall or negligent work. Such credit shall either be reimbursed to Lilly by wire transfer to a bank account designated by Lilly and/or applied to Lilly's next quarterly minimum payment. Such credit shall be made within [***] days after the above semi-annual report is due to Lilly. Lilly shall be entitled to any tax credits due on account of research and development expenses, to the extent permitted by law, for the Program funds paid by Lilly. Also, Lilly may have the costs of research and development programs audited in accordance with Section 5.19.

               (d) If Lilly desires to expand research beyond the scope of the Program, if acceptable to Emisphere in its sole discretion, the parties hereto will mutually agree upon the research programs to be added and the number of FTE's necessary to achieve the objectives of the expanded research. The
additional cost for each FTE shall be $    [***]     (indexed to the
    [***]    Consumer Price Index as published by the U.S. Dept. of Commerce in
    [***]    , adjusted annually) to be paid as follows: (i) an initial payment shall be made on the next date a Minimum Payment is due, pro-rated for the period between such day the FTE is added and the next quarterly payment due pursuant to Section 1.4(a), above, and (ii) all subsequent payments shall be made at the same time as the Minimum Payments.

               (e) While the right of first refusal set forth in Article III is in effect, Lilly shall have the right to have Emisphere conduct feasibility studies on the Right of First Refusal Compounds and shall reimburse Emisphere for same at Emisphere's cost, insofar as Emisphere has the capacity to perform such studies.

          1.5  Ownership of Data and Technology.
               --------------------------------

               (a) "Know-How" means all trade secrets, confidential scientific,
                    --------
technical and medical information, data and expertise from time to time developed, produced, created or acquired by Lilly or Emisphere, as appropriate, either prior to the Effective Date and pertaining to the Program or during the term and in the course of carrying out the Program, including, but not limited to, unpatented inventions, discoveries, theories, plans, ideas or designs (whether or not reduced to practice). To the extent that any of the items listed above are acquired by either Emisphere or Lilly, they shall only fall within the definition of Know-How hereunder to the extent to which there are no obligations or restrictions in respect of such items which would prohibit disclosure or use by Lilly or Emisphere, as appropriate.

               (b) Except as set forth in Sections 1.5(f) and (g) below, Emisphere shall own all patents, patent applications and Know-How relating to the Emisphere Technology that it invents and/or develops and any Lilly Improvements.

               (c) It will not be Lilly's responsibility or intent to develop new synthetic chemical compounds that enable the delivery of therapeutic macromolecules and other compounds that are not currently deliverable by oral means or by certain non-oral means (the "Carriers") as part of the Program. Any new Carriers or inventions which are closely related to the Emisphere Technology (as it exists as of the Effective Date) that arise, in whole or in part, out of suggestions, recommendations or discussions held between Emisphere and Lilly scientists shall be Emisphere Technology.

               (d) A "Lilly Improvement" shall be an improvement to Emisphere's
                      -----------------
then-existing Emisphere Technology made by a Lilly employee as part of the Program.

               (e) If Lilly makes recommendations, suggestions and/or has discussions with Emisphere scientists that lead to a material addition to Emisphere Technology pursuant to Section 1.5(c), above, or Lilly obtains a material Lilly Improvement, Lilly will receive for any given protein (the "Chosen Protein"), provided that the addition to Emisphere Technology and/or
 --------------
Lilly Improvement at issue is applicable to the Chosen Protein(s), the right to license all Emisphere Technology and the Lilly Improvement for the Chosen Protein(s) at Lilly's discretion in accordance with any one of the following milestone/royalty schedules (the "Chosen Protein Right"):
                                  --------------------

     1)                              [***]
                                     [***]
                                     [***]

                                       [***]
                                       [***]
                                       [***]
                                       [***]
                                       [***]
                                       [***]

     2) The same terms as the Oral [***] Option set forth in Appendix 3, hereto. Furthermore, in the event that Lilly, its Affiliates and sub-licensees together have a greater than [***] % share of the world market for the Chosen Protein(s), the [***] % royalty rate will apply to only [***] % of Lilly's, its Affiliates' and its sub-licensees' cumulated net sales.

     3) The same milestones as for the Oral [***] Option (set forth in Appendix 1), with the following royalty rate schedule: [***] % for net sales below the royalty step function target, and [***] % for net sales above the target. The net sales targets for this Section are:

          Year                Target Net Sales
          ----                ----------------
          1                   $    [***]
          2                   $    [***]
          3                   $    [***]
          4 and beyond        $    [***]

          Net Sales Targets will be adjusted annually based on changes in the Consumer Price Index published by the United States Department of
          Commerce, with a baseline of     [***]   .

     4) Any other milestone/royalty schedule negotiated by the parties hereto in good faith.

The Chosen Protein(s) shall not include    [***]   or Right of First Refusal
Compounds.  The Chosen Protein Right shall apply to a maximum of   [***]
proteins and shall expire  [***]  years from the Effective Date. Lilly shall
not be permitted to choose more than                [***]
and shall be limited to a maximum of [***] proteins in any single year. Furthermore, Lilly shall not be permitted to exercise this Chosen Protein Right in the first year of this Agreement, even if there are Lilly Improvements.

The parties agree to negotiate in good faith whether or not an addition to Emisphere Technology or a Lilly Improvement is material, taking into account the size of the potential market and the value of the reduced payments to Emisphere. Examples of the areas where such items may be material are:

     i)        [***]

     ii)       [***]

     iii)      [***]

     iv)       [***]

     v)        [***]

     vi)       [***]

     vii)      [***]

     viii)     [***]
               [***]

               (f) Lilly shall own all patents, patent applications and Know-How relating to the therapeutic uses (specifically excluding Carrier delivery systems) of [***] or any of its other proteins, to the extent that Lilly or Emisphere invents same during the course of the Program.

               (g) Lilly shall own any toxicology or chemistry, manufacturing and control data that it generates for the Program. If for reasons other than a decision not to commercialize (i.e., for technical or other business reasons, not for competitive reasons) the corresponding Product (as defined in Article
II), Lilly does not exercise any of the Options (as also defined in Article II) granted pursuant to Article II, below, then Emisphere shall have the right to purchase from Lilly all data generated by Lilly utilizing Emisphere Technology
      [***]      as verified by Lilly's standard accounting practices and
principles. To the extent Emisphere chooses not to purchase Lilly's data at
Lilly's     [***]   , Lilly agrees to consider negotiating with Emisphere
the sale of such data at a lower price. However, nothing set forth herein shall require Lilly to sell Emisphere such data at such lower price. If because of its determination not to commercialize (for competitive, as opposed to technical or other business reasons) a Product Lilly fails to exercise any of the Options granted pursuant to Article II, below, then Emisphere shall have the same right to purchase access to Lilly's data set forth above. However, Emisphere's use of those data under such circumstances shall be limited to its marketing efforts with respect to securing another partner for development of the corresponding Product(s). Emisphere shall own any data that it generates during the Program.

               (h) With respect to patents, patent applications and Know-How invented and/or developed by Emisphere or Lilly during the course of the Program, and to the extent the ownership of such patents, patent applications and Know-How is not established in Sections 1.5(b), (c), (f) or (g), above, ownership of such patents, patent applications and Know-How shall be as follows:

     i) if made solely by an employee of Emisphere, Emisphere shall own such patents, patent applications and Know-How;

     ii) if made solely by an employee of Lilly, Lilly shall own such patents, patent applications and Know-How;

     iii) if made jointly by employees of Lilly and Emisphere, Lilly and Emisphere shall each own an undivided one-half interest in such patents, patent applications and Know-How.

          1.6  Patent Applications - Emisphere.  Emisphere hereby covenants and
               -------------------------------
agrees to undertake diligent efforts to file patent applications, to the extent
it deems advisable, within      [***]     of the Effective Date for the
existing Emisphere Technology in any country listed in Exhibit C attached hereto in which it does not hold a patent, provided the filing of any such patent applications is not barred by local law. In pursuing patent protection for Emisphere Technology made pursuant to the Program, Lilly Improvements and/or any inventions that fall within Section 1.5(h)(i), above, Emisphere will use the same diligence it would apply to the pursuit of such protection for other discoveries of similar importance. Prior to the contemplated filing date, Emisphere shall make a diligent effort to submit to Lilly a substantially completed draft of any patent application Emisphere intends to file under this Agreement. Emisphere will make reasonable efforts to adopt Lilly's promptly made suggestions, when appropriate in Emisphere's opinion, regarding any such draft. Furthermore, Emisphere will confer with Lilly regarding the prosecution of pending patent applications and make reasonable efforts to adopt Lilly's promptly made suggestions, when appropriate in Emisphere's opinion, regarding the prosecution of such patent applications. Emisphere will send copies to Lilly of any official actions and submissions with respect to such patent applications.

Emisphere shall bear all costs of preparing, filing, prosecuting and maintaining any patent applications and patents relating to the Emisphere Technology, Lilly Improvements and/or any inventions that fall within Section 1.5(h)(i), above. Should Emisphere not wish to file, prosecute, maintain or issue any patent application, or maintain a patent issuing from any such patent application, in any particular country, Emisphere will so notify Lilly of its intentions. At Emisphere's election, Lilly shall then have the right to file, prosecute, issue and maintain such patent application or maintain such patent in the name of Lilly. Such patent application or patent, further, shall be owned by Lilly and shall not be considered Emisphere Technology or a Lilly

Improvement. Under no circumstances, however, shall Emisphere fail to file, prosecute, maintain or issue any patent application, or maintain a patent issuing from such application, in any particular country unless Lilly consents to such failure on the part of Emisphere (such consent not to be unreasonably withheld) or the right to file, prosecute, maintain and/or issue any such patent application or patent has been granted to Lilly.

          1.7  Patent Applications - Joint Inventions.  With respect to any
               --------------------------------------
inventions that fall within Section 1.5(h)(iii), above, Emisphere will prepare and file patent applications on behalf of both parties and will diligently prosecute same. Prior to the contemplated filing, Emisphere shall submit a substantially completed draft of such patent applications to Lilly for approval, which approval shall not be unreasonably withheld or delayed. In the event of an imminent statutory bar to patenting, Emisphere shall have the right to file a patent application, for the invention on which a patent would be barred, without first receiving approval from Lilly, in order to preserve the patent rights to such invention. Lilly and Emisphere shall equally bear the cost of preparing, filing prosecuting and maintaining any patent applications and patents falling within this Section 1.7. Should Emisphere not wish to file, prosecute, maintain or issue any patent application falling within this Section 1.7, or maintain a patent issuing from any such patent applications, in any particular country, Emisphere, at its election, will grant Lilly any necessary authority to file, prosecute, maintain or issue such patent application, or maintain such a patent, in the name of Lilly. However, in such case, the title and ownership of such patent application or patent for such country shall be assigned to Lilly. Likewise, should Lilly not wish to file, prosecute, maintain or issue any patent application falling with this Section 1.7, or maintain a patent issuing from such patent applications, in any particular country, Lilly, at its election, will grant Emisphere any necessary authority to file, prosecute, issue and maintain such patent application, or maintain such a patent, in the name of Emisphere. However, in such case, the title and ownership of such patent application or patent for such country shall be assigned to Emisphere.

          1.8  Patent Applications - Cooperation.  Each party shall cooperate
               ---------------------------------
with the other in completing any patent applications on Emisphere Technology, Lilly Improvements, therapeutic uses of [***] or any of Lilly's other proteins/peptides or inventions falling within Section 1.5(h)(iii) to the extent the non-filing party has information reasonably relevant to the preparation or prosecution of such patent applications. Further, each party shall cooperate in executing and delivering any instrument required to assign, convey or transfer to the other party its interest in Emisphere Technology, Lilly Improvements, therapeutic uses of [***] or any other of Lilly's proteins/peptides or inventions falling within Section 1.5(h)(iii) should such assignment, conveyance or transfer be required by the terms of this Agreement.

                                  ARTICLE II

                                    OPTIONS

          2.1  The Options.  Lilly is hereby granted the following options (the
               -----------
"Options"):
 -------

               (a) An option (the "Oral  [***]  Option") to an exclusive
                                   -------------------
worldwide (the "Territory") license to make and use the Emisphere Technology to
                ---------
develop products (the "Oral  [***]  Products") to deliver  [***]  by the Oral
                       ---------------------
Route. The terms of the license are set forth in the Form of License Agreement attached hereto as Exhibit B and the license supplement attached hereto as Appendix 1.

               (b) An option for each Non-Oral Route (each such option, a "Non-
                                                                           ----
Oral  [***]  Option") to an exclusive license in the Territory to make and use
-------------------
the Emisphere Technology to develop products (the "Non-Oral  [***]  Products")
                                                   -------------------------
to deliver [***] by such Non-Oral Route (the Non-Oral Route to be specified for each license). The terms of the license are set forth in the Form of License Agreement attached hereto as Exhibit B and the license supplement attached hereto as Appendix 2.

               (c) An option (the "Oral  [***]  Option") to an exclusive
                                   -------------------
license in the Territory to make and use the Emisphere Technology to develop
products (the "Oral  [***]  Products") to deliver Lilly's         [***]
               ---------------------
and all active fragments, mimetic compounds,   [***]  -like peptides with
primary function similar to the [***] molecule (not to include secretagogues) and analogs (" [***] ") by the Oral Route. The terms of the license are set
              ---------
forth in the Form of License Agreement attached hereto as Exhibit B and the license supplement attached hereto as Appendix 3.

               (d) An option for each Non-Oral Route (each such option, a "Non-
                                                                           ----
Oral  [***]  Option") to an exclusive license in the Territory to make and
-------------------
use the Emisphere Technology to develop products (the "Non-Oral  [***]
                                                       ------------------------
Products") to deliver  [***]  by such Non-Oral Route (the Non-Oral Route to
--------
be specified for each license). The terms of the license are set forth in the Form of License Agreement attached hereto as Exhibit B and the license supplement attached hereto as Appendix 4.

          2.2  The Exercise Price.  Any payments due to Emisphere upon exercise
               ------------------
of any of the Options shall be specified in the applicable license agreement according to the schedule included in the relevant Appendix.

          2.3  Option Period.  The Oral  [***]  Option and each Non-Oral  [***]
               -------------
Option may be exercised at any time prior to the      [***]     of the date
hereof (the "  [***]   Option Period"); provided, that if Lilly exercises the
             -----------------------    --------
Oral  [***]

Option, then each Non-Oral [***] Option shall be extended for so long as the Oral [***] Product is being developed. If Oral [***] is terminated, then each Non-Oral [***] option shall be extended for one additional year from such date of termination under the same terms. Furthermore, under such circumstances, Lilly shall have a right of first refusal for each Non-Oral Route for [***]
for   [***]   , commencing at the end of the Option Periods extended as
described immediately above. Emisphere hereby covenants and agrees that during the [***] Option Period it shall not grant a license to make, use or sell the Emisphere Technology for the purpose of delivering [***] by Oral Route or Non-Oral Route to any person other than Lilly. The Oral [***] Option and each
Non-Oral  [***]  Option may be exercised at any time prior to the     [***]
    [***]     of the date hereof (the "  [***]  Option Period"); provided,
                                       ----------------------    --------
that if Lilly exercises the Oral [***] Option, then each Non-Oral [***] Option shall be extended for so long as the Oral [***] Product is being developed. If Oral [***] is terminated, then each Non-Oral [***] option shall be
extended for    [***]    from such date of termination, under the same terms.
Furthermore, under such circumstances, Lilly shall have a right of first refusal
for each Non-Oral Route for   [***] for   [***] , commencing at the end of the
Option Periods extended as described immediately above. Emisphere hereby covenants and agrees that during the [***] Option Period it shall not grant a license to make, use or sell the Emisphere Technology for the purpose of delivering [***] by Oral Route or Non-Oral Route to any person other than Lilly.

          2.4  Exercising an Option.  An Option shall be exercised by Lilly by
               --------------------
delivery of a written notice to Emisphere during the relevant Option Period and not less than three (3) business days prior to the date specified in such notice for the exercise of the Option (the "Exercise Date") stating the drug to be
                                     -------------
licensed and the route of administration; provided, however, that upon achieving
                                          --------  -------
     [***]     (as defined in Exhibit D attached hereto) as determined in good faith by the Steering Committee, notice of which determination shall be immediately sent to Lilly, the Oral [***] Option shall be deemed exercised automatically. Each of the parties hereto shall execute the license agreement
relating to the Option that has been exercised within     [***]        days of
exercise thereof.

          2.5  Responsibilities of the parties during the  [***]  Option Period
               ----------------------------------------------------------------
and subsequent Option Periods.  During the  [***]  Option Period Emisphere shall
-----------------------------
(i) assist in the development of Carriers that have shown activity to deliver [***] by the Oral Route, (ii) assist in the product formulation for Carrier development, (iii) supply Carriers currently in Emisphere's library for
      [***]      , and (iv) cooperate with Lilly for future regulatory filings.
During the [***] Option Period Lilly shall (i) supply bulk [***] for the Program, (ii) produce and supply Carriers other than Carriers currently in
Emisphere's inventory for      [***]     and (iii) fund the related testing
and preclinical development by both of the parties hereto. For each subsequent Option Period, the parties' responsibilities shall be agreed upon in good faith negotiations and shall be analogous to those set forth above in this Section 2.5.

                                  ARTICLE III

                            RIGHT OF FIRST REFUSAL

          3.1  Grant and Extension.  Emisphere hereby grants to Lilly a right of
               -------------------
first refusal to make an offer to enter into a license to use the Emisphere Technology for Oral Routes and Non-Oral Routes of administration (the "Target
                                                                       ------
Technology") of (a)   [***]   proteins/peptides ("  [***]  "), (b)    [***]
----------                                      --
     [***]     proteins/peptides ("  [***]  "), (c)     [***]   , and (d) after
                                   ---------
the expiration of the [***] Option Period, [***] , and any analogs, frag-ments, proteins/peptides with primary function similar to [***] , [***] and
    [***]   (not to include secretagogues) or mimetic compounds of such proteins/peptides (the "Right of First Refusal Compounds").  The right of
                        --------------------------------
first refusal shall expire on the    [***]    of the Effective Date (the
"Expiration Date"); provided that (i) if Lilly exercises both the Oral [***] Option and the Oral [***] Option, or licenses the use of the Emisphere
Technology for     [***]   (other than Non-Oral  [***]  or Non-Oral  [***]  ),
prior to the Expiration Date, the right of first refusal shall continue for an
  [***]   period after the Expiration Date, (ii) if the Steering Committee
decides (such decision to be made no later than    [***]   days prior to the
Expiration Date, or       [***]        thereof, as the case may be) that the
data generated during the Program are not sufficient to permit Lilly to license
the use of the Emisphere Technology for     [***]    , the right of first
refusal shall continue for a    [***]    period after the Expiration Date, and,
upon the same determination at the end of such   [***]   period, for a further
  [***]   , and/or (iii) if Lilly pays the corresponding fee for extension of all or any of the following proteins, the right of first refusal shall continue,
for each protein for which the fee is paid, for a    [***]    period (unless the
Extension Option is not exercised, in which case the period will be    [***]   )
after the Expiration Date:     [***]    ;             [***]              .
Payment of the corresponding fee for       [***]     and/or    [***]    shall
continue the right of first refusal set forth in this Article III for any analogs, fragments, proteins/peptides with similar primary function (not to include secretagogues) or mimetic compounds of such proteins/peptides as well.

          3.2  Notice of Final Offer.  In the event Emisphere receives an offer
               ---------------------
from a third party (the "Offer") regarding a license to use the Emisphere Technology for the delivery of any Right of First Refusal Compound, Emisphere
shall advise Lilly of the same within      [***]     of receiving such Offer.
Emisphere shall not be required to provide any documentation from the third party to Lilly. In the event Emisphere decides to accept the Offer, Emisphere shall promptly deliver to Lilly a written notice of its intentions (the "Notice
                                                                         ------
of Intentions") and the basic terms and conditions of the proposed licensee's
-------------
Offer.

          3.3  Exercise of Right by Lilly.  Lilly shall then have     [***]
from receipt of the Notice of Intentions to match the Offer. Such right shall be exercisable by written notice delivered to Emisphere prior to the expiration of the 30-day period. In exercising its right, Lilly shall have the
option to either match the Offer or present an offer with a     [***]   premium
on all financial terms (e.g., royalty, milestones and signing fees). If Lilly matches the Offer, Emisphere may continue negotiations with the third party with respect to an improved offer, provided that Lilly shall continue to have the right to match (or offer a premium as described below) such improved
offer.  If Lilly makes an offer with the     [***]    premium over the Offer,
such exercise shall allow Lilly immediately to obtain the rights for the particular Right of First Refusal Compound in discussion, cutting off all negotiations between Emisphere and the third party. If the right of first refusal is exercised with respect to the Emisphere Technology for delivery of the Right of First Refusal Compound in the Offer, as specified in the Notice of Intentions, then Lilly shall enter into a binding letter of intent with respect to the terms of the Offer (or the premium terms) not more than
[***]   after Emisphere's written acceptance of Lilly's exercise notice and
shall make any required signing payments within    [***]   thereafter, with a
full contract to follow.

          3.4  Preferred Partner.  Lilly will be considered Emisphere's
               -----------------
preferred partner for development of delivery systems for therapeutic proteins for which Emisphere, on its own, is developing alternate delivery routes.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

          4.1  Due Incorporation.  Each of the parties hereto hereby represents
               -----------------
and warrants to the other that it is duly incorporated under the laws of its state of incorporation and each has full corporate authority to enter into and to perform its obligations under this Agreement.

          4.2  Due Authorization.  Each of the parties hereto hereby represents
               -----------------
and warrants to the other that this Agreement has been fully authorized, executed and delivered by it and it has full legal right, power and authority to enter into and perform this Agreement, which constitutes a valid and binding agreement between the parties and that it does not conflict with or result in a breach of the terms of any agreement to which such party is a party.

          4.3  Litigation.  Each of the parties hereto hereby represents and
               ----------
warrants to the other that it is not engaged in any litigation or arbitration, or in any dispute or controversy reasonably likely to lead to litigation, arbitration or other proceeding, which would materially affect the validity of this Agreement or such party's ability to fulfill its respective obligations under this Agreement.


                                   ARTICLE V

                                 MISCELLANEOUS

          5.1  Confidentiality.  Each party hereto shall keep confidential (to
               ---------------
itself and its officers, directors, employees, agents and advisors), information received from the other party (including information belonging to the other party generated during work on the Program) for a period of 10 years after expiration or earlier termination of this Agreement Such obligation of confidentiality shall not apply to any information to the extent that such information is:

               (a) independently developed by the receiving party as documented by prior written records outside the scope and not in violation of this Agreement;

               (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the recipient;

               (c) received without an obligation of confidentiality from a third party having the right to disclose such information;

               (d) released from the restrictions of this Section 5.1 by the express written consent of the disclosing party;

               (e) required by law, statute, rule or court order to be disclosed (the disclosing party shall, however, use reasonable efforts to obtain confidential treatment of any such disclosure, consult with the other party and permit the other party to participate in seeking an appropriate protective order); or

               (f) (A) (i) required to be disclosed by the provisions of the Securities Act of 1933, as amended, or (ii) the Securities Exchange Act of 1934, as amended, and applicable to a public offering of securities by Emisphere or
(B) the managing underwriter of such a public offering reasonably deems it desirable for the success of such public offering to disclose in the offering documents any such confidential information.

Notwithstanding the provisions of Section 5.1 hereof, Emisphere and Lilly may, to the extent necessary, disclose and use confidential information received from the other party only for the purpose of carrying out their duties under this Agreement (i) to any Affiliate, sublicensee or subcontractor of either Emisphere or Lilly hereunder (if such sublicense or subcontractor is subject to provisions substantially similar to those set forth in this Section 5.1); (ii) to secure patent protection for an invention developed as a result of the Program pursuant to the rights granted in
Section 1.5, or (iii) to obtain institutional or government approval to clinically test or market any product subject to confidential treatment if possible. For purposes of this Agreement, Affiliate shall mean any corporation or business entity which Lilly or Emisphere, directly or indirectly, owns or controls, is under common ownership with, or which owns one of the parties to this Agreement. Ownership or control shall exist when an entity owns 50% or more of the capital or business assets of another entity; has the power to exercise 50% or more of the voting rights or to appoint 50% or more of the Board of Directors of another entity; or has the right to control the affairs of another entity, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

          5.2  Indemnity.  Lilly shall indemnify, defend and hold harmless
               ---------
Emisphere, its affiliates, agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense or liability (including attorney's fees and disbursements) ("Loss") arising from or in connection with
                                     ----
the manufacture, distribution, sale, possession or use of any product prepared pursuant to the Program, except for any Loss caused by Emisphere's gross negligence or intentional misconduct.

          5.3  Public Disclosure.  The parties hereto agree to disclose publicly
               -----------------
through a joint press release, upon signing the Agreement, the nature and scope of the Agreement. All press releases, scientific papers and all other public disclosures related to this Agreement shall be approved in advance by both parties, except for such disclosures permitted pursuant to Section 5.1 above, such approval not to be unreasonably withheld or delayed. Upon the occurrence of other significant events in the Program Emisphere and Lilly agree to make joint press releases. In all cases Lilly shall have the right to review portions of any SEC filing by Emisphere that relate directly to Lilly; in no case shall either party release information which would allow a third party to determine the actual compounds developed hereunder.

          5.4  Standstill.  Lilly hereby covenants and agrees that, except as
               ----------
provided below, from the Effective Date until the earlier of (a) September 26, 2001 or (b) the expiration date of a standstill agreement in any other license agreement to which Emisphere is a party it shall not acquire more than 19.9% of the outstanding shares of common stock of Emisphere or other securities of Emisphere the holders of which have the power to vote together with the common stock holders (collectively, "Voting Securities"). Emisphere shall provide to
                              -----------------
Lilly standstill expiration dates for
all other licenses to which Emisphere is (or during the term of this Agreement becomes) a party. Lilly and its Affiliates may acquire Voting Securities without regard to the foregoing limitation if any of the following events shall occur:
(A) a tender or exchange offer is made by any person or "group" (as defined in the Securities and Exchange Act of 1934) (other than by Lilly or one of its Affiliates or any person acting in concert with Lilly or one of its Affiliates) to acquire Voting Securities in an amount which, together with Voting Securities already owned by such person or group, would represent more than 20% of the outstanding shares of Voting Securities, (B) it becomes publicly disclosed that more than 20% of the outstanding shares of Voting Securities are held subsequent to the date hereof by any person and its affiliates (other than Lilly or one of its Affiliates or any person acting in concert with Lilly or one of its Affiliates) or (C) the board of directors of Emisphere waives the limitation.

          5.5  Amendment.  No amendment, waiver or consent to this Agreement
               ---------
shall be effective unless signed in writing by both parties hereto.

          5.6  Assignment.  Neither party may assign its rights or obligations
               ----------
under this Agreement without the prior written consent of the other party, except that a party hereto may, without such prior written consent, assign any of its rights or obligations to an Affiliate.

          5.7  Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence and understandings between the parties with respect to the subject matter hereof, whether oral or in writing.

          5.8  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
               -------------
IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

          5.9  Notices.  All notices and other communications pursuant to this
               -------
Agreement shall be in writing, shall be effective when received, and shall be deemed to have been received on the date of delivery if delivered personally; on the fourth business day after the business day of deposit with the United States Postal Service for delivery by first class mail, registered or certified, postage prepaid; or on the first business day after the business day of deposit with Federal Express or other similar courier for overnight delivery, freight prepaid; in each such case, addressed as follows (until any such address is changed by notice duly given):

          to Lilly:      Eli Lilly and Company
                         Lilly Corporate Center
                         Indianapolis, IN  46285

                         Attention: General Patent Consel
                         Telecopy:  (317) 276-2763

          to Emisphere:  Emisphere Technologies, Inc.
                         15 Skyline Drive
                         Hawthorne, NY 10532
                         Attention: Lewis H. Bender
                         Telecopy:  (914) 347-2498

          with copy to:  Paul, Weiss, Rifkind, Wharton & Garrison
                         1285 Avenue of the Americas
                         New York, NY 10019-6064
                         Attention: Edwin S. Maynard
                         Telecopy:  (212) 757-3990

          5.10 Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          5.11 Diligence.  Each party will use diligent efforts to conduct the
               ---------
tasks assigned to it hereunder. Each party, further, agrees to conduct such tasks at least as diligently as the party conducts research and development for other projects of similar commercial potential and at similar stages of development. Neither party will be responsible for delays due to factors beyond its control.

          5.12 No Agency.  It is understood and agreed that Emisphere and Lilly
               ---------
each shall have the status of independent contractors under this Agreement and that nothing in this Agreement shall be construed as authorization for either party to act as agent for the other. Members of the Steering Committee who are employees of Emisphere shall be and shall remain employees of Emisphere and Lilly shall not incur any liability for any act or failure to act by such employees. Members of the Steering Committee who are employees of Lilly shall be and shall remain employees of Lilly and Emisphere shall not incur any liability for any act or failure to act by such employees.

          5.13 Force Majeure.  Each party hereto shall be relieved of its
               -------------
obligations hereunder to the extent that fulfillment of such obligations shall be prevented by acts beyond its reasonable control.

          5.14 Titles.  The titles of the Articles and Sections of this
               ------
Agreement are for general information and reference only, and this Agreement shall not be construed by reference to such titles.

          5.15 Severability.  Each party agrees that, should any provision of
               ------------
this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

          5.16 Waiver.  Failure by either party to enforce any rights under this
               ------
Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

          5.17 No Strict Construction.  This Agreement has been prepared jointly
               ----------------------
and shall not be strictly construed against either party.

          5.18 Dispute Resolution.  Any dispute regarding this Agreement or the
               ------------------
enforcement of a Party's rights or obligations hereunder shall be submitted in
the first instance to the         [***]       of Emisphere and the      [***]
                 [***]               of Lilly.  If the dispute cannot be
resolved by the designated individuals within thirty (30) days after such submission, then the matter may be referred to mediation under the mediation rules of the American Arbitration Association, or to any other mutually agreeable dispute resolution as agreed by the Parties. If either Party elects not to participate in such mediation, the Parties may then resort to litigation.

          5.19 Audits.  Not more than  [***]  in each calendar year, Emisphere
               ------
shall permit Lilly or its duly authorized representative on reasonable notice and at reasonable times during normal business hours to have access to inspect and audit the accounts and records of Emisphere with respect to the costs and hours worked by Emisphere on the Program and to the accuracy of the reports on same provided by Emisphere. Any such inspection of Emisphere's records shall be at the expense of Lilly, except that if any such inspection reveals that Emisphere worked less than

  [***]  hours on the Program in any quarter during this Agreement, then the
expense of such inspection shall be borne     [***]    Emisphere.


          IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

                              EMISPHERE TECHNOLOGIES, INC.



                              By:   /s/ Lewis H. Bender
                                 ---------------------------
                                    Name:  Lewis H. Bender
                                    Title: Vice President, Business Development


                              ELI LILLY & COMPANY



                              By:   /s/ August Watanabe
                                 ----------------------------
                                    August Watanabe
                                    Executive Vice President,
                                    Science and Technology

                                   EXHIBIT A
                                   ---------















                                     [***]

                            *          *          *



                                     [***]

                                   Exhibit B
                                   ---------

                           Form of License Agreement
                           -------------------------

                                                                       EXHIBIT B

This Agreement is made the _____ day of ________, 19__



BY AND BETWEEN


ELI LILLY & COMPANY

An Indiana Corporation with offices at Lilly Corporate Center, Indianapolis, Indiana 46285



EMISPHERE TECHNOLOGIES, INC.

A Delaware Corporation with offices at 15 Skyline Drive, Hawthorne, New York
10532



                               LICENSE AGREEMENT

                               TABLE OF CONTENTS


SECTION                                                                     PAGE

1.    DEFINITIONS............................................................  2

2.    GRANT OF RIGHTS........................................................  3

3.    IMPROVEMENTS...........................................................  4

4.    MANUFACTURING..........................................................  4

5.    RESEARCH AND DEVELOPMENT...............................................  5

6.    SUPPLY OF PRODUCT(S)...................................................  6

7.    EXPLOITATION OF LICENSED TECHNOLOGY....................................  7

8.    FINANCIAL PROVISIONS...................................................  8

9.    RIGHT OF AUDIT AND INSPECTION.......................................... 20

10.   PATENTS................................................................ 21

11.   CONFIDENTIAL INFORMATION............................................... 25

12.   TERM OF AGREEMENT...................................................... 27

13.   WARRANTIES/INDEMNITIES................................................. 30

14.   REGULATORY APPROVALS................................................... 35

15.   INSURANCE.............................................................. 36

16.   IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE........................... 36

17.   SETTLEMENT OF DISPUTES; PROPER LAW..................................... 36

18.   ASSIGNMENT............................................................. 37

19.   NOTICES................................................................ 37

20.   MISCELLANEOUS CLAUSES.................................................. 38

WHEREAS
-------

A. Emisphere is beneficially entitled to the use of various patents, including the Emisphere Patents which have been granted or are pending under various international conventions in relation to the Emisphere Technology.

B. Emisphere is knowledgeable in the discovery and use of compounds which can interact with therapeutic agents in a manner to improve the transport of such therapeutic agents through biological membranes.

C. Lilly is knowledgeable in the research, development, manufacture and marketing of pharmaceutical formulations. Lilly owns and possesses patented therapeutic agents and other technologies.

D. Emisphere and Lilly have previously entered into a Research Collaboration and Option Agreement regarding the Emisphere Technology.

E. Lilly desires to enter into this Agreement with Emisphere so as to (a) permit Lilly to utilize the Emisphere Patents and the Emisphere Know-How in the research, development, manufacture, distribution and sale of the Products and other products in the Field and (b) to permit Lilly to utilize the Emisphere Program Technology in combination with the Lilly Program Technology in connection with (i) research and development work conducted by the Parties and (ii) Lilly's manufacture and supply of Products and other related components.

NOW IT IS HEREBY AGREED AS FOLLOWS:


1.    DEFINITIONS

1.1 In this present Agreement, including the Recitals and Appendix, the following definitions shall prevail unless the context otherwise requires:

"ACQUIRED"              means a transfer of intellectual property or information
                        from an Independent Third Party to Emisphere or Lilly, as the case may be, to the extent to which there are no obligations or restrictions as to confidentiality in respect of that information which prohibit disclosure or use by Lilly or Emisphere, as appropriate;

"ACTIVATION LETTER"     is a notification document received by Emisphere from a
                        senior Lilly officer or representative with appropriate legal responsibility to render this Agreement binding on Lilly with respect to a single Compound and a single
                        Route of Administration, both identified therein;

"AFFILIATE"             means any corporation or business entity which Lilly or
                        Emisphere, directly or indirectly, owns or controls, is under common ownership with, or which owns one of the Parties to this Agreement. Ownership or control shall exist when an entity owns 50% or more of the capital or business assets of another entity; has the power to exercise 50% or more of the voting rights or to appoint
                        50% or more of the Board of Directors of another entity;
                        or has the right to control the affairs of another entity. It being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control;

"AGREEMENT"             means this license agreement (which expression shall be
                        deemed to include the Recitals, Schedule and Appendix hereto, and any other document(s) incorporated herein by reference);

"CARRIERS"              means various agents that are used to facilitate
                        transport through membranes via a number of different
                        Routes of Administration to deliver the Compounds utilizing the Emisphere Technology and/or the Emisphere
                        Program Technology. These agents
                        can include, but are not limited to proteins, peptides and other chemicals;

"COMPOUND(S)"           means the therapeutic agent specified by Lilly in the
                        Activation Letter;

"COST"                  means, depending upon the context, one of the following:

                        In the case of research and development, Cost will be calculated in accordance with Emisphere's internal accounting system, will exclude any element of corporate overhead and will be in accordance with Generally Accepted Accounting Principles ("GAAP").

                        In the case of materials purchased from an Independent Third Party, Cost will comprise the amount actually paid, including import duties, transport and handling costs and other directly attributable costs, in accordance with GAAP;

"EFFECTIVE DATE"        means the date Emisphere receives the Option Exercise
                        Payment;

"EMISPHERE"             means Emisphere Technologies, Inc., its Affiliates,
                        successors and permitted assignees;

"EMISPHERE KNOW-HOW"    means all trade secrets, confidential scientific,
                        technical and medical information and expertise from time to time developed, produced, created or Acquired by or on behalf of Emisphere, on or before the Effective
                        Date (i.e., excluding Emisphere Program Know-How, Joint
                        Know-How and Improvements), including, but not limited to, unpatented inventions, discoveries, theories, plans, ideas or designs (whether or not reduced to practice) relating to the research and development, registration for marketing, use or sale of the Carriers or the Product(s), needed relevant data on the Carriers, preclinical toxicity and manufacturing data for the Carriers and prototype Product(s), and toxicological, pharmacological, analytical and clinical data, bioavailability studies, formulations, control assays and specifications, methods of preparation and stability data with respect to the Carriers and prototype
                        Product(s);

"EMISPHERE PATENTS"     means all and any patents, utility models and any
                        applications therefor in the Territory (other than the Emisphere Program Patents or Joint Patents) that are or subsequently may be owned or Acquired by, or assigned or licensed to, Emisphere (including any and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations,
                        Supplementary Protection Certificates, renewals or reissues thereto or thereof) and that would be infringed by the development, manufacture, use, disposal, sale, offer of disposal or sale, or importation of the Product(s) in the Territory and/or relate to the Field;
                        the Emisphere Patents as of the date hereof are listed on Schedule I hereto;

"EMISPHERE PROGRAM
KNOW-HOW"               means all trade secrets, confidential scientific,
                        technical and medical information and expertise developed, produced, created or Acquired by or on behalf of Emisphere pursuant to the Research and Development
                        Program (other than Emisphere Know-How and Joint Know-
                        How), including, but not limited to, unpatented inventions, discoveries, theories, plans, ideas or designs (whether or not reduced to practice), and relating to the research and development, registration for marketing, use or sale of the Carriers or the Product(s), needed relevant data on the Carriers, preclinical toxicity and manufacturing data for the Carriers and prototype Product(s), and toxicological, pharmacological, analytical and clinical data, bioavailability studies, formulations, control assays and specifications, methods of preparation and stability data with respect to the Carriers and prototype
                        Product(s); Emisphere Program Know-How shall not include any trade secrets, information and expertise developed, produced, created or Acquired by or on behalf of Emisphere pursuant to the Research and Development
                        Program relating to the Compounds or their therapeutic uses or properties as such trade secrets, information and expertise shall be Lilly Program Know-How;

"EMISPHERE PROGRAM
 PATENTS" means all and any patents, utility models and applications therefor in the Territory (including any and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, Supplementary Protection Certificates, renewals or reissues thereto or thereof) on or for any inventions or discoveries that (i) have been or subsequently may be conceived or made by employees or agents of Emisphere pursuant to the Research and Development Program (regardless of when or by whom such inventions and/or discoveries are reduced to practice) or (ii) relate to the Carriers or the use thereof for delivery of Compounds (regardless of when or by whom such inventions and/or discoveries are reduced to practice or by whom they are conceived);

"EMISPHERE PROGRAM
TECHNOLOGY"             means the Emisphere Program Patents, the Emisphere
                        Program Know-How and/or Emisphere's share of the Joint
                        Patents and the Joint Know-How;

"EMISPHERE TECHNOLOGY"  means the Emisphere Patents and/or the Emisphere Know-
                        How;

"EX WORKS"              shall have the meaning as such term is defined in the
                        ICC Incoterms, 1990, International Rules for the
                        Interpretation of Trade Terms, ICC Publication No. 460;

"FDA" means the United States Food and Drug Administration or any successors or agency the approval of which is necessary to market a product in the United States of America or any other relevant regulatory authority the approval of which is necessary to market a product in any other country of the Territory;

"FIELD" means the research, development and optimization of the Compound specified in the Activation Letter utilizing one or more Carriers for all medical ailments or indications for the Route of Administration specified in the Activation Letter as well as the manufacture, use, promotion, distribution, marketing and sale of the Product(s);

"    [***]
     [***]        "     means, in the case of supply of Carrier(s),   [***]
                                                [***]

                                          [***]


















"IMPROVEMENTS"          means inventions, discoveries, developments and
                        indications conceived by Emisphere, and relating to the Emisphere Technology, that can usefully be applied to the Field, the Lilly Program Technology and/or the Emisphere Program Technology, and which were first reduced to practice during the term of this Agreement by Emisphere whether or not such modification adds any benefit to the Field, the Lilly Program Technology, the Emisphere Program Technology, or the Joint Technology;

"INDA" means any Investigational New Drug Application in relation to a Product(s) filed by Lilly or its approved designee with the FDA or a similar application filed in another jurisdiction;

"INDEPENDENT THIRD
PARTY" means any person other than Lilly, Emisphere or any of their Affiliates;

"JOINT KNOW-HOW"        means all trade secrets, confidential scientific,
                        technical and medical information and expertise, technical data and marketing information, studies and data developed, produced, created or Acquired jointly by the Parties during the term of this Agreement pursuant to the Research and Development Program, including, but not limited to, unpatented inventions, discoveries, theories, plans, ideas or designs; Joint Know-How shall not include any trade secrets, confidential scientific, technical and medical information and expertise, technical data and marketing information, studies and data developed, produced, created or Acquired jointly by the Parties pursuant to the Research and Development
                        Program to the extent any of such items relate to either
                        (i) Carriers or the use thereof for delivery of Compounds or (ii) the Compounds or their therapeutic uses or properties, since such items relating to Carriers and such use thereof shall be considered
                        Emisphere Program Know-How and such items relating to Compounds and the therapeutic uses or properties thereof shall be considered Lilly Program Know-How;

"JOINT PATENTS"         means all and any patents, utility models and any
                        applications therefor in the Territory (including any
                        and all divisions, continuations, continuations-in-part,
                        extensions, additions, registrations, confirmations,
                        reexaminations, Supplementary Protection Certificates,
                        renewals or reissues thereto or thereof) on or for any
                        inventions or discoveries that are jointly conceived by
                        the Parties during the term of this Agreement pursuant
                        to the Research and Development Program (regardless of
                        when or by whom such inventions and/or discoveries are
                        reduced to practice) that DO NOT RELATE TO (i) the
                                                  ----------------
                        Carriers or the use thereof for delivery of Compounds
                        NOR TO (ii) the Compounds or their therapeutic uses or
                        ------
                        properties (i.e., other than

                        Emisphere Patents, Emisphere Program Patents, Lilly Patents and Lilly Program Patents);

"LAUNCH" means the commercial sale (including promotion) of a Product; the date thereof shall be determined on a country-by-country basis.

"LILLY" means Eli Lilly & Company, its Affiliates, successors and permitted assignees;

"LILLY KNOW-HOW"        means all trade secrets, confidential scientific,
                        technical and medical information and expertise, technical data and marketing information, studies and data from time to time developed, produced, created or Acquired by or on behalf of Lilly, whether before the Effective Date or during the term of this Agreement
                        (other than the Lilly Program Know-How or Joint Know-
                        How), including, but not limited to, unpatented inventions, discoveries, theories, plans, ideas or designs (whether or not reduced to practice), relating to the research and development, manufacture, registration for marketing, use or sale of the Product(s), and toxicological, pharmacological, analytical and clinical data, bioavailability studies, product forms and formulations, control assays and specifications, methods of preparation and stability data with respect to the Product(s);

"LILLY PATENTS"         means all and any patents, utility models and any
                        applications therefor in the Territory (other than the Lilly Program Patents or Joint Patents) that are or subsequently may be owned or acquired by or assigned or licensed to Lilly (including any and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations,
                        Supplementary Protection Certificates, renewals or reissues thereto or thereof) and that would be infringed by the development, manufacture, use, disposal, sale, offer of disposal or sale, or importation of the Product(s) in the Territory and/or relate to the Field;

"LILLY PROGRAM
KNOW-HOW"               means all trade secrets, confidential scientific,
                        technical and medical information and expertise, technical data and marketing information, studies and data developed, produced, created or Acquired by or on behalf of Lilly, pursuant to the Research and Development Program (other than the Lilly Know-How and
                        Joint Know-How), including, but not limited to, unpatented inventions, discoveries, theories, plans, ideas or designs (whether or not reduced to practice), relating to the research and development, manufacture, registration for marketing, use or sale of the Product(s), needed relevant data generated by Lilly
                        (including preclinical toxicity data) on the Product(s) and toxicological, pharmacological, analytical and clinical data, bioavailability studies, product forms and formulations, control assays and specifications, methods of preparation and stability data with respect to the Product(s); Lilly Program Know-How shall not include any trade secrets, information and expertise developed, produced, created or Acquired by or on behalf of Lilly pursuant to the Research and Development
                        Program relating to the Carriers or the use thereof for delivery of Compounds, as such trade secrets, information and expertise shall be Emisphere Program
                        Know-How;

"LILLY PROGRAM
 PATENTS" means all and any patents, utility models and applications therefor in the Territory (including any and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, Supplementary Protection Certificates, renewals or reissues thereto or thereof) on or for any inventions or discoveries that (i) have been or subsequently may be conceived or made by employees or agents of Lilly pursuant to the Research and Development Program (regardless of when or by whom such inventions and/or discoveries are reduced to practice) or (ii) relate to the Compounds or their therapeutic uses or properties (regardless of when or by whom such inventions and/or discoveries are reduced to practice or by whom they are conceived);

"LILLY PROGRAM
TECHNOLOGY"             means the Lilly Program Patents, the Lilly Program Know-
                        How and/or Lilly's share of the Joint Patents and the Joint Know-How;

"LILLY TECHNOLOGY"      means the Lilly Patents and/or the Lilly Know-How;

"     [***]
      [***]"
                        means a manual, a table of contents of which is attached hereto as Appendix I, containing certain specifications, procedures, methods and personnel contacts relating to
                                                 [***]
                              [***]      that will be compiled and agreed upon
                        between the Parties prior to the commencement of manufacture of the Carrier(s) by Emisphere. Sections of
                        the                    [***]                 may be
                        modified from time to time through the issuance of a revised section incorporating the modification and stating the effective date of the modification. Each such revised section shall be signed on behalf of the Parties by a duly authorized representative. The duly authorized representative shall be of a management level no lower than the management level of the duly authorized representative who signed that section of the
                        original                  [***]                  .

"MILESTONE"             means milestones as specified in the Appendices to the
                        Option Agreement, and for compounds for which milestones are not specified in the Option Agreement, shall be agreed upon by the Parties after good faith negotiations;

"NDA" means any New Drug Application in relation to a Product(s) filed by Lilly or its approved designee with the FDA or a similar application filed in another jurisdiction;

"NET SALES"             means with respect to the Product(s) the gross amount
                        invoiced by Lilly, its Affiliates and/or any sub-licensee of Lilly or its Affiliates to unrelated third parties for the Product(s) less the following seven items: (a) trade quantity and cash discounts actually allowed; (b) commission, discounts, refunds, rebates, charge backs, retroactive price adjustments, and any other allowances which effectively reduce the net selling price; (c) actual product returns and allowances; (d) that portion of the sales value associated with non pharmaceutical drug delivery devices
                        (not to include Emisphere's Carriers); (e) any tax imposed on the production, sale, delivery or use of the Product(s); (f) allowance for distribution
                        (transportation) expenses (limit of [***] % of gross sales); (g) any other similar, reasonable and customary deductions which are properly recorded as a reduction of sales under GAAP, consistently applied.

                        In the event that the Product is sold as part of a combination product, the Net Sales of Product, for purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the combination product by the fraction, A/(A+B) where A is the average sales price of the Product when sold separately in finished form and B is the average sales prices of the other product(s) sold separately in finished form; in the event that such average sales price cannot be determined for both Product and the other products(s) used in the combination product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the combination product by the fraction C/(C+D) where C is Lilly's cost of goods for the Product and D is Lilly's cost of goods of the other products(s) used in the combination product, determined in accordance with the method of accounting normally employed by Lilly in computing cost of goods.


"OPTION" means an option to enter into a license agreement in the form of this Agreement, as provided for in the Option Agreement;

"OPTION AGREEMENT"      means that certain Research Collaboration and Option
                        Agreement, dated as of February 26, 1997, between Emisphere and Lilly, incorporated herein by reference;

"OPTION EXERCISE
PAYMENT" means a Milestone payment specified in an Appendix to the Option Agreement and the payment of which is required upon the exercise an Option;

"PARTIES"               means Lilly and Emisphere;

"PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature;

"    [***]
  [***]"                means a system of (1) developing standard costs at
                        levels which would be incurred if        [***]
                                          [***]           or (2) analyzing and
                        reporting variances caused by       [***]       of
                        resources; practical capacity means the volume, usually expressed in hours or minutes, which a plant, department or work center can achieve in an operating period under normal but efficient operating conditions and assuming sufficient volume is available; it measures the amount one is prepared to make or sell and includes allowances for unavoidable down time;

"PRODUCT(S)"            means, depending on the context, one or more
                        formulations of the Compound(s) with one or more of the Carriers for a specific Route of Administration that complies with the Specifications;

"RESEARCH AND
DEVELOPMENT PROGRAM"    means the joint program of research and development
                        work, with respect to the Field and the Product, being conducted or to be conducted by, inter alia, Lilly and Emisphere for and on behalf of Lilly, for which both
                        Parties are responsible, and which has been devised by and approved by the Steering Committee; the Research and Development Program shall not include work for which Lilly alone is responsible, such as clinical trials of Product(s);

"ROUTE(S) OF
ADMINISTRATION"         means administration of the Compound(s) by routes
                        including, but not limited to, oral, nasal, buccal, intraocular, sublingual, injectable (such as subcutaneous, depot, intramuscular, intraperitoneal and intravenous), vaginal and pulmonary dosing;

"SPECIFICATIONS"        means the specifications for each of the Carriers or
                        Product(s) as approved by the FDA, as well as such other specifications which may be agreed upon by the Parties in writing or by the Steering Committee;

"STEERING COMMITTEE"    means the management committee appointed by Emisphere
                        and Lilly to oversee the Research and Development
                        Programs related to the Product(s);

"TERRITORY"             means all the countries of the world; and

"UNITED STATES DOLLARS"
and "US$"               means the lawful currency for the time being of the
                        United States of America.

1.2   In this Agreement:

      1.2.1   The singular includes the plural and vice versa.

      1.2.2 Any reference to a Clause shall, unless otherwise specifically provided, be to a Clause of this Agreement.

      1.2.3 The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

2.    GRANT OF RIGHTS

In consideration of the receipt of an Activation Letter specifying the Compound and the Route of Administration to be licensed and simultaneous receipt of the first Milestone payment by Emisphere (both from Lilly), the receipt and adequacy of which is acknowledged by Emisphere to Lilly by Emisphere's acceptance of the Activation Letter and Milestone payment, Emisphere grants to Lilly for the term of this Agreement:

2.1 an exclusive license to use (a) the Emisphere Patents, the Emisphere Program Patents and Emisphere's share of the Joint Patents for the Field, and (b) the Emisphere Know-How, the Emisphere Program Know-How and Emisphere's share of the Joint Know-How for the Field. All proprietary rights and rights of ownership with respect to the Emisphere Technology and Emisphere Program Technology shall at all times remain solely with Emisphere unless otherwise specified in this Agreement. Lilly shall not have any rights to use the Emisphere Technology or Emisphere Program Technology other than insofar as they relate directly to the Field and are expressly granted herein.

2.2 Subject to Clause 6.3, Lilly shall have the right to sublicense the rights granted to it by Emisphere pursuant to this Agreement. Insofar as the obligations owed by Lilly to Emisphere are concerned, Lilly shall remain responsible for all acts and omissions of any sub-licensee as if they were by Lilly. Lilly shall forthwith notify Emisphere of any sub-license granted by Lilly. In all cases, (i) royalties shall be paid at the rate provided for herein (i.e., in accordance with the relevant Option Agreement Appendix); and (ii) the applicable royalty rate shall be determined with reference to market share or net sales figures (as the case may be) determined by cumulating all sales of the Product by Lilly and all of its sub-licensees. It shall be Lilly's responsibility in all cases to determine the cumulated net sales or market share data and assure that Emisphere is paid (whether by Lilly or the sub-licensee) the royalties at the increased rate provided for upon reaching the yearly targets, all as set forth in the relevant

      Appendix of the Option Agreement. If Emisphere does not receive payment
      from a sublicensee within   [***]   of the end of each quarter, Emisphere
      shall immediately notify Lilly's royalty administration personnel (contact name shall be provided once Product is Launched) that payment has not been remitted. If unforeseen circumstances result in a sublicensee not reporting to Lilly, the amount of their Net Sales such that Lilly cannot determine the cumulative Net Sales or market share data, Lilly shall pay
      Emisphere its royalty due on Lilly Net Sales only and within   [***]   of
      the end of such calendar quarter, ensure that Emisphere will receive the appropriate amount of royalties from either the sublicensee or Lilly. Notwithstanding the previous sentence however, Net Sales by sublicensees shall not be counted twice in the calculation of royalty payments due to Emisphere. In the event of a termination of this Agreement due to a breach by Lilly, Emisphere shall have the right but not the obligation to assume any such sub-license under the same terms.

In consideration of the obligations assumed hereunder, Lilly grants to Emisphere, solely for the purposes of carrying out the latter's obligations hereunder:

2.3 a non-exclusive license to use the Lilly Technology and the Lilly Program Technology. All proprietary rights and rights of ownership with respect to the Lilly Technology and the Lilly Program Technology shall at all times remain solely with Lilly, unless otherwise specified in this Agreement. Emisphere shall not have any rights to use the Lilly Technology or the Lilly Program Technology other than insofar as expressly granted herein.

2.4 Emisphere shall have no right to sublicense the rights granted to it by Lilly pursuant to this Agreement except as expressly authorized by Lilly. Insofar as the obligations owed by Emisphere to Lilly are concerned, Emisphere shall remain responsible for all acts and omissions of any approved sub-licensee as if they were by Emisphere.

3.    IMPROVEMENTS

3.1 If Emisphere shall develop or have developed by an Independent Third Party any Improvements during the term of this Agreement (other than pursuant to the Research and Development Program which constitute Emisphere Program Technology), Emisphere shall, to the extent that it is not prohibited by any undertaking given to any Independent Third Party (provided that Emisphere shall use its commercially reasonable efforts to exclude or minimize the extent of any such limitations or restrictions which prevent or limit disclosure to or use by Lilly), communicate to Lilly such Improvements and shall provide to Lilly such rights, licenses, information and explanations as Lilly may reasonably require to be able effectively to utilize the Improvements for the life of this Agreement. Such disclosed Improvements shall automatically on disclosure to Lilly become part of the Emisphere Know-How or Emisphere Patents, as the case may be, and shall be subject to the provisions of this Agreement.

4.    MANUFACTURING

4.1 Lilly will manufacture final Product(s). Emisphere will manufacture at least [***] % of the Carrier needed for Product sales. Lilly will pay
      Emisphere the latter's                   [***]                 on all
      Carrier used for sales of Products less than or equal to the sales schedule set forth in the relevant Appendix to the Option Agreement.
      Above the Product sales level specified in the relevant Appendix of the Option Agreement, Lilly will pay Emisphere's direct manufacturing costs
      (calculated according to the                     [***]                 .
      Lilly will be permitted to manufacture up to [***] % of the Carrier needed to manufacture the Products. If Lilly can find a Carrier source that can offer a supply price that is at least [***] % lower than Emisphere's supply price (including Lilly, with supply price in such case
      being                             [***]
                [***]          , all determined in accordance with GAAP
      principles), Lilly may use such supplier for up to [***] % of the Carrier needed to manufacture the Product. So long as Lilly uses it as a
      supplier of Carrier, Emisphere will hold at minimum        [***]
             [***]      of Carrier inventory per year to be determined at the
      appropriate time. Emisphere's manufacturing operations will meet any required regulatory agency's specifications for registration, as set forth
      in the                  [***]                   .

4.2 Lilly shall be permitted to produce Carrier for its use in clinical trials, but only until Emisphere is able to supply the Carrier pursuant to the terms of Section 4.1.

4.3   Lilly reserves the right to audit the facility of Emisphere as specified
      in the                   [***]               , including its processes,
      records, and other facets of the operation as may be necessary to assure that all applicable FDA or similar government regulations have been met. Emisphere shall permit duly authorized representatives of Lilly to audit all research, development and manufacturing areas and operations as they apply to Emisphere projects or Carriers for Lilly at reasonable times with a prior appointment. The right to audit will also apply to Carrier used in trials to support product registration. These audits will be conducted to assure compliance with all pertinent acts, regulations, and guidelines promulgated by the FDA and other regulatory authorities. Such audits will be permitted during normal business hours and will be performed with a minimum of disruption. Lilly shall furnish to Emisphere copies of all reports prepared as a result of these audits. Lilly agrees
      to notify Emisphere within     [***]     of any concerns that it may
      have regarding Carrier(s). Lilly will also have the right to audit Emisphere's financial manufacturing records in accordance with Clause 9.2.

5.    RESEARCH AND DEVELOPMENT

5.1 Subject to any and all specific provisions included in the Option Agreement or relevant Appendix, and to the extent Emisphere does not have the requisite capability or resources or Lilly elects to do so itself, Lilly agrees to use Emisphere, on terms to be negotiated in good faith, to conduct the Research and Development Program. Upon agreement by the Parties as to the appropriate amount of compensation to Emisphere therefor, Emisphere shall conduct its portion of such Research and Development Program.

5.2 Subject to any and all specific provisions included in the Option Agreement or relevant Appendix, the research and development work conducted jointly by the Parties shall be in accordance with the Research and Development Program devised by the Steering Committee. Both Parties shall use reasonably diligent efforts, consistent with their efforts on other projects of similar commercial importance and state of development, to conduct their respective portions of the Research and Development Program.

5.3 Subject to any and all specific provisions included in the Option Agreement or relevant Appendix, the Research and Development Program shall be directed by the Steering Committee. In conducting the Research and Development Program, each Party shall co-operate fully with the Steering Committee. Each Party shall maintain the facilities used by it for the performance of the Research and Development Program in compliance with the applicable requirements of the FDA and other regulatory authorities, including then-current Good Manufacturing Practices and then-current Good Laboratory Practices standards.

5.4 Subject to any and all specific provisions included in the Option Agreement or relevant Appendix, Emisphere shall provide Lilly on a quarterly basis during the term of the Research and Development Program a report, detailing how Emisphere allocated funds provided by Lilly for such Program, if Lilly provided any such funds. Such report shall provide Lilly with the names of the Emisphere employees utilized on the Program and the amount of each employee's time devoted to the Program. Emisphere shall, further, maintain records in reasonable detail and in accordance with GAAP of all monies paid by Emisphere for research under the Program
      and shall provide Lilly, within         [***]         of the end of each
      quarterly period, with a report stating the dollar amount of funds supplied by Lilly that were expended on research activities during the three month period for which the report is made, using Emisphere's standard project accounting procedures, and such supporting details as are reasonably required by Lilly. Lilly shall be entitled to any tax credits due on account of research and development expenses, to the extent permitted by law, for the funds paid by Lilly to Emisphere hereunder. Also, Lilly may have the costs of the Research and Development Program audited in accordance with Clause 9.2.

6.    SUPPLY OF PRODUCT(S)

6.1 Except as otherwise herein provided in this Agreement, Lilly shall produce and supply the final commercial Product(s). Any chemical (not including the Carriers) or formulation components required to make use of the Emisphere Technology shall be procured by Lilly at its own Cost. Lilly shall ensure that supplies of the Product(s) are produced as diligently as any of its products of similar commercial importance.

6.2   Lilly shall deliver the Product(s) in appropriate packaging as specified
      in the                   [***]                   so as to permit safe
      storage and transport.

6.3 In the event that Lilly appoints a third party to manufacture the Product(s), Lilly shall be solely responsible and liable for the performance of the manufacturer. Lilly shall ensure that said manufacturer's facility is an FDA-approved facility and that such facility complies with all relevant FDA and other relevant governmental and regulatory requirements and that all then-current Good Manufacturing Practices are adhered to. In no case will Lilly appoint a third party to manufacture the Product(s) if that third party is a competitor with Emisphere in the oral protein delivery field or if that third party is involved in pending or threatened litigation with Emisphere.

6.4 Pursuant to the procedures set forth in the Manufacturing Responsibilities Document, the quality and form of the Product(s) delivered by Lilly hereunder shall conform in all material aspects to the Specifications and all prevailing legislative and regulatory requirements of the countries where the Product(s) are manufactured and to be used.

7.    EXPLOITATION OF LICENSED TECHNOLOGY

7.1 Lilly will have the exclusive right to develop and/or exploit the Field. In order to commercialize the Product(s), Lilly shall use commercially reasonable efforts (consistent with its efforts on products of similar commercial importance) to obtain marketing approval for and Launch the Product(s) in such countries in the Territory as is determined by normal Lilly business practices. It may be necessary to file an INDA or NDA and perform clinical testing in more than one country. The conduct of such clinical trials and the obtaining of regulatory approvals shall be controlled and completed by Lilly.

7.2 The strategy for the registration and the commercialization of the Product(s) shall be determined by Lilly. Upon inquiry, Emisphere shall be advised as to Lilly's general commercialization strategy on a semi-annual basis. For each country in which the Product is Launched, Lilly shall
      inform Emisphere of the Launch at least     [***]    prior to the expected
      date therefor.

7.3 Lilly shall exert its reasonable efforts to commercialize the Product(s) in each country of the Territory where Lilly has Launched Product(s). Such efforts shall be consistent with Lilly's efforts on products of similar commercial importance.

7.4 Lilly will be solely responsible for ensuring that the manufacture, promotion, distribution, marketing and sale of the Product(s) within each country of the Territory is in strict accordance with all the legal and regulatory requirements of each country of the Territory.

7.5 All advertising, promotional materials and marketing costs needed to exploit the Product(s) are to be paid by Lilly. All package inserts, and any advertising or promotional materials that substantially reproduce the material included in the package inserts, shall, to the extent allowed by applicable law or regulation, include: (i) acknowledgment that the Product uses Emisphere technology; (ii) Emisphere's trade name (whether or not registered); and (iii) Emisphere's logo (whether or not registered). Such incorporation by Lilly shall be made upon discussion between Emisphere and Lilly with respect to the appropriate protection of Emisphere's trademark, service mark or trade name rights. Emisphere hereby grants Lilly a non-exclusive, royalty-free license to use such trademark, service mark and trade name rights for the purposes set forth herein.

8.    FINANCIAL PROVISIONS

8.1 In consideration of the research and development work conducted by Emisphere for and on behalf of Lilly pursuant to the Research and Development Program, Lilly shall pay Emisphere the sums agreed to by the Parties pursuant to Clause 5.1, above, subject to the proper documentation of research and development work and expenses.

8.2 In consideration of the granting of a license of the Emisphere Technology to Lilly, Lilly shall make Milestone payments and pay royalties on Net Sales of the Product(s) at rates set forth in the Appendices of the Option Agreement. The applicable Option Agreement Appendix, and hence Milestone and royalty schedule, shall be determined by reference to the Activation Letter.

8.3 Lilly's obligation to pay royalties shall expire on a country-by-country basis upon the conclusion of the term of this Agreement, as set forth in Clause 12.1. Emisphere shall file for patent protection on Emisphere Technology and Emisphere Program Technology included in the Product in those countries listed in Exhibit C to the Option Agreement.

8.4   Payment of royalties shall be made quarterly within           [***]
      after the expiry of the calendar quarter; provided, that if the
                                                --------
      information necessary to make such payments is not available within such
        [***]    period,

      Lilly shall have an additional        [***]       to make such payments.
      The method of payment shall be by wire transfer to an account specified by Emisphere, or by such other manner as is mutually acceptable to the Parties. Each payment made to Emisphere shall be accompanied by a written report, prepared and signed by the appropriate royalty administration personnel of Lilly. The report shall clearly show the Net Sales for the calendar quarter for which payment is being made on a country-by-country basis. In the event that no royalty is due to Emisphere for any quarterly period, Lilly's appropriate royalty administration officer shall so report.

8.5 Lilly shall maintain and keep clear, detailed, complete, accurate and separate records so:

      8.5.1 as to enable any royalties on Net Sales of the Product(s) which shall have accrued hereunder to be determined; and

      8.5.2 that any deductions made in arriving at the Net Sales can be determined by Emisphere.

8.6 All payments due hereunder shall be made in United States Dollars. Lilly's standard exchange rate methodology will be employed for the translation of foreign currency sales into United States Dollars. This methodology shall be the one used by Lilly in the translation of its foreign currency operating results for external reporting, shall be consistent with general accepted accounting principles, and shall be the one approved and reviewed by Lilly's independent certified public accountants.

8.7 Subject to the provisions of Clauses 8.8 and 8.10 of this Agreement, Lilly shall pay all royalties at full rate.

8.8 If, at any time, legal restrictions in the Territory prevent the prompt payment of running royalties or any portion thereof, the Parties shall meet to discuss suitable and reasonable alternative methods of reimbursing Emisphere the amount of such running royalties. In the event that Lilly is prevented from making any payment under this Agreement by virtue of the statutes, laws, codes or government regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which they accrue to an account set up for Emisphere in a bank acceptable to Emisphere in the country the currency of which is involved or as otherwise agreed by the Parties.

8.9 Emisphere and Lilly agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available.

8.10 All taxes levied on payment of royalties accruing to Emisphere under this Agreement shall be paid by Emisphere. If applicable laws or regulations require withholding taxes by Lilly, the taxes will be deducted by Lilly from remittable royalties and will be paid by Lilly on account of Emisphere to the appropriate government tax authority.

9.    RIGHT OF AUDIT AND INSPECTION

9.1 Within the term of this Agreement and within one year after its termination, Emisphere shall not more than [***] each year have the right at its expense to have Lilly's independent certified public accountants inspect and audit Lilly's records for any of the two preceding years for the purpose of determining the accuracy of royalty payments. The independent certified accountants shall keep confidential any information obtained during such inspection and shall report to Emisphere only the amounts of Net Sales and royalties due and payable. Any such inspection of Lilly's records shall be at the expense of Emisphere, except that if any such inspection reveals a deficiency in the amount of the running royalty
      actually paid to Emisphere hereunder in any calendar year of     [***]
        [***]  or more of the amount of any running royalty actually due to
      Emisphere hereunder, then the expense of such inspection shall be borne solely by Lilly. Any amount of deficiency shall be paid promptly to Emisphere. If such inspection reveals a surplus in the amount of running royalty actually paid to Emisphere by Lilly, Emisphere shall reimburse Lilly the surplus.

9.2 Within the term of this Agreement and within one year after its termination, Lilly shall not more than [***] each year have the right at its expense to have Emisphere's independent certified public accountants inspect and audit Emisphere's records and accompanying reports (and all associated documentation) for any of the two preceding years for the
      purpose of determining the accuracy of Emisphere's reported,    [***]
               [***]      and Costs with respect to any Research and Development
      Program. The independent certified public accountants shall keep confidential all materials subject to third-party confidentiality agreements and all materials not directly relevant to the purpose of their audit. Any such inspection of Emisphere's records shall be at the expense of Lilly, except that if any such inspection reveals an overpayment in the amount of such Costs paid to Emisphere hereunder in any calendar year of
            [***]      or more of the amount of such Costs actually due to
      Emisphere hereunder, then the expense of such inspection shall be borne solely by Emisphere instead of by Lilly. Any surplus over the Costs properly payable by Lilly to Emisphere shall be refunded promptly to Lilly. If such inspection reveals a deficit in the amount of the Costs properly payable to Emisphere by Lilly, Lilly shall pay the deficit to Emisphere.

9.3 In the event of any unresolved dispute regarding any alleged deficiency or overpayment of royalty payments or Cost payments hereunder, the matter will be referred to the independent firm of certified public accountants
      of      [***]     for a resolution of such dispute. The decision of said
      firm of certified public accountants shall be binding on the Parties.

10.   PATENTS

10.1 Emisphere shall be obliged to disclose promptly to Lilly inventions made by or on behalf of Emisphere in connection with the performance of the Research and Development Programs, any patentable inventions and discoveries within the Emisphere Know-How that relate to the Field, the Emisphere Program Know-How and any patentable Improvements developed by or on behalf of Emisphere (other than pursuant to the Research and Development Program).

10.2 The Parties shall discuss in good faith all material issues relating to filing, prosecution and maintenance of Emisphere Patents (insofar as the Emisphere Patents are of relevance to the Field), the Emisphere Program Patents, any patentable inventions and discoveries within the Emisphere Know-How that relate to the Field, and any patentable Improvements developed by or on behalf of Emisphere (other than pursuant to the Research and Development Program). Subject to agreement to the contrary the following provisions shall apply:

      10.2.1 Emisphere at its expense shall make a good faith effort (a) to secure the grant of any patent applications within the Emisphere Patents and Emisphere Program Patents; (b) to file and prosecute patent applications on patentable inventions and discoveries within the Emisphere Know-How and patentable Improvements developed by or on behalf of Emisphere (other than pursuant to the Research and Development Program); (c) to defend all such applications against third party oppositions; and (d) to maintain in force any issued letters patent within the Emisphere Patents and Emisphere Program Patents (including any letters patent that may issue covering any Improvements). Emisphere shall have the sole right in its reasonable business discretion to control such filing, prosecution, defense and maintenance; provided however, that Lilly shall be provided with copies of all documents relating to such filing, prosecution, defense, and maintenance in sufficient time to review such documents and comment thereon, if desired by Lilly, prior to filing. Should Emisphere decide for commercial or other reasons to abandon in any country any patent or patent application pertaining to the Emisphere Patents or the Emisphere Program Patents, it shall first obtain Lilly's written consent, which consent shall not be unreasonably withheld.

      10.2.2 In the event that Emisphere informs Lilly that it does not intend to file patent applications on patentable inventions and discoveries within the Emisphere Know-How or Emisphere Program Know-How that relate to the Field or patentable Improvements developed by or on behalf of Emisphere (other than pursuant to the Research and Development Program) in one or more countries in the Territory or fails to file such an application within a reasonable period of time, but in no event less than four (4) months after disclosure to Lilly pursuant to Clause 10.1, at Emisphere's election, Lilly shall have the right, but not the obligation, at Lilly's sole expense to file and prosecute such patent application(s) in the name of Lilly and Emisphere, upon written request from Lilly, shall execute all documents, forms and declarations and do all things as shall be reasonably necessary to enable Lilly to exercise such right. In the event that Emisphere so elects and Lilly files any such application,
               such application shall                 [***]
                                         [***]                           .

10.3 Emisphere shall assist Lilly in good faith regarding all material issues that arise from their joint work on the Research and Development Program relating to filing, prosecution and maintenance of Lilly Patents (insofar as the Lilly Patents are of relevance to the Field), the Lilly Program Patents and any patentable inventions and discoveries within the Lilly Know-How that relate to the Field. Such assistance will be provided, however, only upon Lilly's request. Subject to agreement to the contrary, the following provisions shall apply:

      10.3.1 Lilly shall be solely responsible for all facets of filing and prosecuting patent applications and maintaining and defending patents within the Lilly Patents and the Lilly Program Patents, including all expenses pertaining thereto.

      10.3.2 Any assistance from Emisphere requested by Lilly with respect to its obligations as set forth in this Clause 10.3 shall be provided at Lilly's expense. Emisphere will use its best reasonable efforts to provide such assistance in the manner requested by Lilly.

10.4 With respect to any Joint Patents, Emisphere will prepare and file patent applications on behalf of both Parties and will diligently prosecute same. Prior to the contemplated filing, Emisphere shall submit a substantially completed draft of such patent applications to Lilly for approval, which approval shall not be unreasonably withheld or delayed. In the event of an imminent statutory bar to patenting, Emisphere shall have the right to file a patent application, for the invention on which a patent would be barred, without first receiving approval from Lilly, in order to preserve the patent rights to such invention. Lilly and Emisphere shall equally bear the cost of preparing, filing, prosecuting and maintaining any patent applications and patents falling within this Clause 10.4. Should Emisphere not wish to file, prosecute, maintain or issue any patent application falling within this Clause 10.4, or maintain a patent issuing from any such patent applications, in any particular country, Emisphere will grant Lilly any necessary authority to file, prosecute, maintain or issue such patent application, or maintain such a patent, in the name of Lilly. However, in such case, such patent application or patent for such country shall be considered to be a Lilly Program Patent. Likewise, should Lilly not wish to file, prosecute, maintain or issue any patent application falling with this Clause 10.4, or maintain a patent issuing from such patent applications, in any particular country, Lilly will grant Emisphere any necessary authority to file, prosecute, issue and maintain such patent application, or maintain such a patent, in the name of Emisphere. However, in such case, such patent application or patent for such country shall be considered to be an Emisphere Program Patent.

10.5 Emisphere and Lilly shall promptly inform the other in writing of any alleged infringement of any patents within the Emisphere Patents, the Emisphere Program Patents or the Joint Patents or of any alleged misappropriation of trade secrets within the Emisphere Know-How, the Emisphere Program Know-How or the Joint Know-How by a third party of which it becomes aware and provide the other with any available evidence of such infringement or misappropriation.

      10.5.1 (a) Emisphere shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of any of the Emisphere Technology or the Emisphere Program Technology by counsel of its own choice. Lilly shall cooperate with Emisphere at Emisphere's request in the prosecution of such action or proceeding. If Emisphere reasonably determines that Lilly is an indispensable Party to the action, Lilly hereby consents to be joined. In such event, Lilly shall have the right to be represented in that action by counsel of its own choice and at Lilly's expense.

               (b)  If Emisphere fails to bring an action or proceeding within a
               period of     [***]      after receiving written notice from
               Lilly or otherwise having knowledge of infringement of the Emisphere Technology or the Emisphere Program Technology in the Field, Lilly shall have the right to bring and control any such action by counsel of its own choice and expense. If Lilly reasonably determines that Emisphere is an indispensable Party to the action, Emisphere hereby consents to be joined. In such event, Emisphere shall have the right to be represented in that action by counsel of its own choice and at Emisphere expense.

               (c) No settlement, consent judgment or other voluntary final disposition of a suit under this Clause 10.5.1 may be entered into without the joint consent of Lilly and Emisphere (which consent shall not be withheld unreasonably or delayed by either Party).

               (d) If Emisphere brings an action hereunder, any damages or other monetary awards recovered by Emisphere attributable to sales of Product shall be applied first to defray the costs and expenses incurred in the action. If any balance remains,
               Emisphere shall pay Lilly      [***]      of such balance.

               (e) If Emisphere fails to bring an action hereunder and Lilly brings action, any damages or other monetary awards recovered by Lilly attributable to sales of Product shall be applied first to defray the costs and expenses incurred in the action. If any
               balance remains, Lilly shall pay Emisphere           [***]
                 [***]  of such balance.

               (f) In the alternative, the Parties may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they will share the proceeds of any such proceedings, and the expense of any costs not recovered.

               (g) If the infringement of the Emisphere Patents or the Emisphere Program Patents affects the Field as well as other products being developed or commercialized by Emisphere or its commercial partners, the Parties shall agree as to the manner in which the proceedings should be instituted and shall reach agreement as to the proportion in which they will share the proceeds of any such proceedings, and the expense of any costs not recovered.

      10.5.2 During the term of this Agreement, Lilly shall have the first right but not the obligation to bring suit or otherwise take action against any alleged infringement of the Lilly Program Patents or alleged misappropriation of the Lilly Program Know-How. In the event that Lilly takes such action, Lilly shall do so solely at its own cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of Lilly. At Lilly's reasonable request, Emisphere will co-operate with any such action at Lilly's sole cost and expense.

      10.5.3 During the term of this Agreement, both Parties shall have the right but not the obligation to bring suit or otherwise take action against any alleged infringement of the Joint Patents or alleged misappropriation of the Joint Know-How. Both Parties shall be obligated to inform the other of any infringement or misappropriation of which they become aware. The Parties shall jointly determine in good faith how to manage any action with respect to any such infringement or misappropriation. In the alternative, or if one party desires to take such an action and the other does not, the Party that takes such action shall do so solely at its own cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of that Party. At such Party's reasonable request, the other Party will co-operate with any such action at the requesting Party's sole cost and expense.

10.6 Emisphere may defend against any Third Party claim that is related to the Emisphere Patents, Emisphere Program Patents, Emisphere Know-How or Emisphere Program Know-How. Lilly shall cooperate with Emisphere as may be reasonably requested by Emisphere in such defense and shall have the right to be represented by counsel of its own choice at Lilly's expense provided that Emisphere shall (i) keep Lilly fully informed with regard to the defense of such Third Party claim and (ii) obtain Lilly's prior written approval before entering into any settlement in connection with such Third Party claims, such approval not to be unreasonably withheld or delayed.

      If within   [***]  of receiving notice of such Third Party claim,
      Emisphere fails to defend against such Third Party claim, Lilly may, at its own cost, defend against such Third Party claim; provided that Lilly shall (i) keep Emisphere fully informed with regard to the defense of such Third Party claim, and (ii) obtain Emisphere's prior written approval before entering into any settlement in connection with such Third Party claim, such approval not be unreasonably withheld or delayed. Emisphere shall cooperate with Lilly as may reasonably be requested by Lilly in such defense and shall have the right to be represented by counsel of its own choice at Emisphere's expense. If royalties or lump sum payments are due to the Third Party by reason of a court order or litigation settlement, such payment shall be solely the responsibility of Lilly, provided that
                 [***]            of such Third Party royalties or lump sum
      payments shall be offset against royalties payable to Emisphere under this Agreement, not to exceed the royalties due Emisphere, as also set forth in Clause 13.1.

10.7 Except as provided in Clauses 10.6 and 13.1, Emisphere shall have no liability to Lilly whatsoever or howsoever arising for any losses incurred by Lilly as a result of having to cease selling Product(s) or having to defer the Launch of Product(s) as a result of any infringement proceedings.

11.   CONFIDENTIAL INFORMATION

11.1 The Parties acknowledge that it may be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information, relating to the Field, the Compounds, the Carriers, the Products, processes, and services of the disclosing Party or regarding the Emisphere Technology or Emisphere

      Program Technology or the Lilly Technology or the Lilly Program Technology. The foregoing shall be referred to collectively as "CONFIDENTIAL INFORMATION". Any Confidential Information revealed by a Party to another Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's obligations under this Agreement.

11.2 Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement. Each Party agrees that it will exercise the same degree of care, but in no event less than a reasonable degree, and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by the other Party, as the receiving Party would exercise to preserve its own proprietary and confidential information. Each Party agrees that it will, upon request of the other Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by, such Party if such documents are not required to perform its obligations hereunder, and further provided that the returning party may keep one copy of all such documents in its legal archive for recording purposes.

11.3 With respect to all Confidential Information furnished by one Party to the other pursuant to this Agreement, either in writing or orally, the Party receiving such Confidential Information shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control, use all its reasonable efforts to prevent the disclosure of any Confidential Information to any other person, and use all its reasonable efforts to ensure that such Confidential Information is used only for those purposes specifically authorized by this Agreement. These mutual obligations of confidentiality shall apply until ten (10) years after termination or expiration of this Agreement. Confidential Information, further, shall not be deemed to include any information to the extent that such information is:

      (a) independently developed by the recipient as documented by prior written records outside the scope and not in violation of this Agreement;

      (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the recipient;

      (c) received without an obligation of confidentiality from a third party having the right to disclose such information;

      (d) released from the restrictions of this Clause 11 by the express written consent of the disclosing Party;

      (e) required by law, statute, rule or court order to be disclosed (the disclosing Party shall, however, use reasonable efforts to obtain confidential treatment of any such disclosure, consult with the other Party and permit the other Party to participate in seeking an appropriate protective order).

      Notwithstanding the provisions of this Clause 11, Emisphere and Lilly may, to the extent necessary, disclose and use Confidential Information only for the purpose of carrying out their duties and obligations under this Agreement (i) to any Affiliate, sublicensee or subcontractor of either Emisphere or Lilly hereunder (if such sublicensee or subcontractor is subject to provisions substantially similar to those set forth in this Clause 11); (ii) to secure patent protection, pursuant to Clause 10 hereof, for an invention developed as a result of the collaboration undertaken pursuant to this Agreement or (iii) to obtain institutional or government approval to test clinically or market any Product subject to confidential treatment if possible.

11.4 The Parties agree that the obligations of this Clause 11 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 11, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

12.   TERM OF AGREEMENT

12.1 Subject to the provisions for earlier termination set out in Clauses 12.2, 12.3, and 12.6 and the provisions regarding the payment of royalties in Clause 8, the term of this Agreement shall be a period commencing as of the Effective Date and expiring on a country by country basis on the last to occur of:

      12.1.1 nine (9) years from the date of Launch of the Product(s) in the country concerned; or

      12.1.2 upon the expiration of the last to expire patent included in the Emisphere Patents, the Emisphere Program Patents and/or the Joint Patents to the extent that any such patents cover Products(s).

12.2 In addition to the rights of early or premature termination provided for elsewhere in this Agreement, in the event that any of the terms or provisions hereof are incurably breached by either Party, the non-breaching Party may immediately terminate this Agreement by written notice. Subject to the other provisions of this Agreement, in the event of any other breach, the non-breaching Party may terminate this Agreement by giving written notice to the breaching Party that this Agreement will terminate on the sixtieth
      (60th) day from notice unless cure is sooner effected. If the breaching Party has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the sixtieth (60th) day, the said period shall be extended by such period as is reasonably necessary to enable the breach to be cured. If termination of this Agreement pursuant to this Clause 12.2 is caused by a breach of this Agreement by Lilly, Lilly shall lose all rights pursuant to Clauses 2 and 3 above. If Emisphere breaches this Agreement then restitution to Lilly appropriate for the degree of the breach shall be made, and Lilly shall continue payments pursuant to a mutually acceptable escrow agreement until the matter is resolved.

12.3 As used in this Clause 12, the term "Event of Bankruptcy" relating to either Party shall mean:

      (a) the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer over either Party or over all or a substantial part of its assets under the law of any applicable jurisdiction, including without limit, the United States of America; or

      (b) an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, is filed, and is not discharged within thirty (30) days, or if either Party applies for or consents to the appointment of a receiver, administrator, examiner or similar officer over it or over all or a material part of its assets, rights or revenues or the assets and/or the business of either Party are for any reason seized, confiscated or condemned.

      12.3.1 If at any time during the term of this Agreement, an "Event of Bankruptcy" (as defined above) relating to Emisphere occurs, Lilly shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon thirty (30) days written notice, given within sixty (60) days following the date that Lilly becomes aware of the Event of Bankruptcy. Upon such termination by Lilly, Lilly shall be entitled to solely continue the activities conducted or to be conducted pursuant to this Agreement but for the Event of Bankruptcy.

      12.3.2 If at any time during the term of this Agreement, an "Event of Bankruptcy" (as defined above) relating to Lilly occurs, other than in circumstances where the Event of Bankruptcy arises directly or indirectly as a result of a dispute with Emisphere and it is unlikely that the Event of Bankruptcy would have arisen if Lilly and Emisphere had been in agreement, rather than in dispute, Emisphere shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon thirty (30) days written notice, given within sixty (60) days following the date that Emisphere becomes aware of the Event of Bankruptcy.

12.4 Upon exercise of those rights of termination as specified in Clause 12.1 to Clause 12.3 inclusive or elsewhere within the Agreement, this Agreement shall, subject to the other provisions of the Agreement, automatically terminate forthwith and be of no further legal force or effect.

12.5  Upon expiration or termination of the Agreement:

      12.5.1 any sums that were due from Lilly to Emisphere on Net Sales in the Territory or in such particular country or countries in the Territory, as the case may be, prior to the expiration or termination of this agreement as set forth herein shall be paid
               in full within        [***]        (or    [***]    if the
               information necessary to make such payment is not available within such [***] period) of the expiration or termination of this Agreement for the Territory or for such particular country or countries in the Territory, as the case may be;

      12.5.2 all confidentiality provisions set out herein shall remain in full force and effect;

      12.5.3 all responsibilities and warranties shall insofar as are appropriate remain in full force and effect;

      12.5.4 the rights of inspection and audit set out in Clause 9 shall continue in force for a period of one year;

      12.5.5 except as expressly provided for under Clauses 12.2 and 12.5.7 all rights and licenses granted in and pursuant to this Agreement shall cease for the Territory or for such particular country or countries in the Territory, as the case may be. Following such expiration or termination, Lilly may not thereafter, except as expressly provided for in Clauses 12.2 and 12.5.7, use in the Territory or in such particular country or countries in the Territory, as the case may be, (a) any valid and unexpired Emisphere Patents or Emisphere Program Patents and/or (b) any Emisphere Know-How or Emisphere Program Know-How that remains confidential or otherwise proprietary to Emisphere; and

      12.5.6 to the extent this Agreement is terminated (as opposed to expired) in the Territory or any particular country in the Territory, Lilly shall promptly make an accounting to Emisphere of the inventory of the Product(s) which it has in the Territory or for such particular country or countries in the Territory, as the case may be, if any, as of the date of such termination and
               Lilly shall have the right for a period of       [***]      after
               said termination to sell such inventory of the Product(s) in the Territory or in such particular country or countries in the Territory, as the case may be, or, if appropriate and legally permissible, to transport such inventory of Product(s) for sale in another country or countries in the Territory within such
                 [***]  period; provided that the Net Sales thereof shall be subject to the royalty provisions of Clause 8 and so payable to Emisphere. Thereafter, any remaining inventory of Product(s) shall be disposed of by mutual agreement of the Parties in accordance with regulatory requirements.

      12.5.7 upon the conclusion of the term of this Agreement in any particular country, Lilly shall have a fully paid-up, exclusive license to make or use the Emisphere Know-How and Emisphere Program Know-How for the Products in the Field in that country. Upon such conclusion of the term of this Agreement in any
               particular country,                  [***]
                                           [***]
                                           [***]
                                           [***]

12.6  Lilly shall have the option to terminate the Agreement upon    [***]
      prior written notice to Emisphere. Lilly shall pay for any and all external (to Lilly) research and development commitments by Emisphere in place at the time of such notice of termination to the extent that Emisphere cannot terminate the same without penalty.

      If Lilly terminates this Agreement without cause (e.g., for reasons other than safety of the Carriers, clinical results of the Product, or the Emisphere Technology efficiency), the Parties will issue a joint press release which states that the termination was not due to the Emisphere Technology, and that Lilly will continue to evaluate the Emisphere Technology with respect to other Lilly therapeutic Compounds.

13.   WARRANTIES/INDEMNITIES

13.1 Emisphere represents and warrants that it has the sole, exclusive and unencumbered right to grant the licenses and rights herein granted to Lilly, and that it has not granted any option, license, right or interest in or to the Emisphere Technology, the Emisphere Program Technology, the Carriers or the

      Product(s) to any third party which would conflict with the rights granted by this Agreement.

      In the case where the Emisphere Technology or the Emisphere Program Technology is covered by a patent or patents (or other intellectual property rights) held by an Independent Third Party, and both Emisphere and Lilly agree that a license is required under any such patent (or other intellectual property right) for the Parties to utilize the Emisphere Technology or the Emisphere Program Technology, Emisphere shall obtain such license and shall not pass on to Lilly, in any manner, any of the costs associated with obtaining such a license, including royalties to the Independent Third Party. In no case, however, shall Emisphere be required to obtain such a license if the costs of so doing would exceed the royalty payments by Lilly provided for hereunder. However, Lilly shall be permitted to obtain such a license and deduct from royalties otherwise due to Emisphere the costs of obtaining the license, up to a limit of all royalty payments due to Emisphere hereunder. In any such case, Lilly, in its negotiations with the Independent Third Party with respect to the amount of compensation for such a license, shall act in good faith vis a vis Emisphere.

13.2 Lilly represents and warrants that it has the sole, exclusive and unencumbered right to grant the licenses and rights herein granted to Emisphere and that it has not granted any option, license, right or interest in or to the Lilly Technology or the Lilly Program Technology to any third party which would conflict with the rights granted by this Agreement.

      In the case where the Lilly Technology or the Lilly Program Technology is covered by a patent or patents (or other intellectual property rights) held by an Independent Third Party, and, as a result thereof, either (i) Lilly is prohibited from continuing the development or sale of a Product or (ii) Lilly ceases development or sale of a Product because the costs associated with obtaining the rights to proceed with development or sale of the Product make such continued development or sale uneconomic in Lilly's sole judgment, then the licenses granted hereunder by Emisphere shall no longer be exclusive to Lilly, and Emisphere shall, in its sole discretion, have the right to enter into a license agreement with such Independent Third Party for use of the Emisphere Technology or Emisphere Program Technology in the development or sale of the Product. The foregoing shall not be interpreted so as to imply any license of the Lilly Technology or the Lilly Program Technology to Emisphere or to the Independent Third Party, nor shall this clause be deemed an impediment to any agreement among Emisphere, Lilly and the Independent Third Party to develop or sell the Product.

13.3 Emisphere represents and warrants that to the best of its knowledge, the true inventors of the subject matter claimed are named in the Emisphere Patents and all such inventors have irrevocably assigned all their rights and interests therein to Emisphere.

13.4 Emisphere represents and warrants that it is not aware of any information material to the examination of the Emisphere Patents that was not disclosed to the United States Patent Office.

13.5 Emisphere and Lilly represent and warrant for the benefit of each other that the execution of this Agreement by them and the full performance and enjoyment of the rights of them under this Agreement will not breach the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written or oral between them and any third party.

13.6 Emisphere and Lilly represent and warrant for the benefit of each other that as of the Effective Date of executing this Agreement, to the best of their knowledge no patents, trade secrets or any other proprietary rights of any third party would be infringed by the manufacture, use or sale of the Product(s).

13.7 Lilly represents and warrants that with respect to all regulatory filings to obtain NDA approvals, to the best of Lilly's knowledge, the data and information in Lilly's submission(s) are and shall be free from fraud or material falsity, that the NDA approvals have not been and will not be obtained either through bribery or the payment of illegal gratuities, that the data and information in Lilly's submissions are and shall be accurate and reliable for purposes of supporting approval of the submissions, and that the NDA approvals are and shall be obtained without illegal or unethical behavior of any kind.

13.8 Lilly represents and warrants that the Product(s) sold by Lilly under this Agreement shall conform to the Specifications and be in accordance with all regulations and requirements of the FDA including the then current Good Manufacturing Practice regulations which apply to the manufacture and supply of the Product(s). Lilly represents and warrants that the Product(s) sold by it shall not be adulterated or mis-branded as defined by the US Federal Food, Drug and Cosmetic Act, and shall not be a product which would violate any section of such Act if introduced in interstate commerce. EXCEPT AS EXPRESSLY STATED IN THIS CLAUSE 13.8, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING A WARRANTY AS TO THE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PRODUCT(S) ARE HEREBY EXCLUDED AND LILLY SHALL NOT BE LIABLE IN CONTRACT, TORT OR OTHERWISE FOR ANY LOSS, DAMAGE, EXPENSE OR INJURY OF ANY KIND WHATSOEVER, CONSEQUENTIAL OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THE PRODUCT(S) OR ANY DEFECT IN THE PRODUCT(S) OR FROM ANY OTHER CAUSE.

13.9 Lilly is fully cognizant of all applicable statutes, ordinances and regulations of the Territory with respect to the manufacture of the Product(s) including, but not limited to, the U.S. Federal Food, Drug and Cosmetic Act and regulations thereunder, current Good Laboratory Practices and current Good Manufacturing Practices. Lilly shall manufacture the Product(s) in conformance with the Specifications and the Drug Master File (which Lilly shall own), to the extent any such Drug Master File exists, and in a manner which fully complies with such statutes, ordinances, regulations and practices.

13.10 Emisphere represents and warrants that the Carrier supplied by Emisphere under this Agreement shall conform to the Specifications and be in accordance with all regulations and requirements of the FDA including the then current Good Manufacturing Practice regulations which apply to the manufacture and supply of the Carrier. Emisphere represents and warrants that the Carrier supplied by it shall not be adulterated or mis-branded as defined by the US Federal Food, Drug and Cosmetic Act, and shall not be a product which would violate any section of such Act if introduced in interstate commerce. EXCEPT AS EXPRESSLY STATED IN THIS CLAUSE 13.10, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING A WARRANTY AS TO THE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PRODUCT(S) ARE HEREBY EXCLUDED AND EMISPHERE SHALL NOT BE LIABLE IN CONTRACT, TORT OR OTHERWISE FOR ANY LOSS, DAMAGE, EXPENSE OR INJURY OF ANY KIND WHATSOEVER, CONSEQUENTIAL OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THE PRODUCT(S) OR ANY DEFECT IN THE PRODUCT(S) OR FROM ANY OTHER CAUSE.

13.11 Emisphere is fully cognizant of all applicable statutes, ordinances and regulations of the Territory with respect to the manufacture of the Carrier including, but not limited to, the U.S. Federal Food, Drug and Cosmetic Act and regulations thereunder, current Good Laboratory Practices and current Good Manufacturing Practices. Emisphere shall manufacture the Carrier in conformance with the Specifications and the Drug Master File and in a manner which fully complies with such statutes, ordinances, regulations and practices. Emisphere shall own the Drug Master File with respect to the Carriers, and Lilly shall have access and a right of review thereto with respect to its manufacture of Carriers and its regulatory filings.

13.12 In addition to any other indemnifications provided for herein, Emisphere shall indemnify and hold harmless Lilly and its Affiliates and their respective employees, agents, partners, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Lilly arising out of or in connection with any (a) breach of any representation, covenant, warranty or obligation by Emisphere hereunder, or (b) any act or omission on the part of Emisphere or any of its agents or employees in the performance of this Agreement.

13.13 In addition to any other indemnifications provided for herein, Lilly shall indemnify and hold harmless Emisphere and its Affiliates and their respective employees, agents, partners, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Emisphere arising out of or in connection with any (a) breach of any representation, covenant, warranty or obligation by Lilly hereunder, or (b) any act or omission on the part of Lilly or any of its agents or employees in the performance of this Agreement.

13.14 Lilly shall assume the sole and entire responsibility and shall indemnify and hold harmless Emisphere from any and all claims, liabilities, expenses, including reasonable attorney's fees, responsibilities and damages by reason of any claim, proceedings, action, liability or injury arising out of any faults of the Product(s) resulting from the transport, packaging, storage, handling, distribution, marketing or sale of the Product(s) by Lilly, to the extent that it was caused by the negligence or wrongful acts or omissions on the part of Lilly.

13.15 Emisphere shall assume the sole and entire responsibility and shall indemnify and hold harmless Lilly from any and all claims, liabilities, expenses, including reasonable attorney's fees, responsibilities and damages by reason of any claim, proceeding, action, liability or injury arising out of any faults of the Carrier(s) resulting from the transport, packaging, storage, handling, distribution, marketing or sale of the Carrier(s) by Emisphere, to the extent that it was caused by the negligence or wrongful acts or omissions on the part of Emisphere.

13.16 As a condition of obtaining an indemnity in the circumstances set out above, the Party seeking an indemnity shall:

      13.16.1 fully and promptly notify the other Party of any claim or proceeding, or threatened claim or proceeding;

      13.16.2 permit the indemnifying Party to take full care and control of such claim or proceeding;

      13.16.3 cooperate in the investigation and defense of such claim or proceeding;

      13.16.4 not compromise or otherwise settle any such claim or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; and

      13.16.5 take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

13.17 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EMISPHERE AND LILLY SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL OR INCIDENTAL LOSS OR DAMAGE (WHETHER FOR LOSS OF PROFIT OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE WHETHER OR NOT THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.   REGULATORY APPROVALS

14.1 Any and all INDAs, NDAs and other applications for regulatory approval filed hereunder for the Product(s) shall be the responsibility and property of Lilly. Lilly shall allow Emisphere access thereto to enable Emisphere to fulfill its obligations and exercise its rights under this Agreement. Lilly will be responsible for all regulatory filings in all countries and shall allow Emisphere access to related correspondence, to the extent such access is necessary to enable Emisphere to fulfill its obligations and exercise its rights under this Agreement. In particular, Lilly agrees to inform Emisphere should any such correspondence reasonably pertain to the Emisphere Technology or the Emisphere Program Technology. The Parties shall collaborate in relation to obtaining the approval of the FDA for final approved labeling.

14.2 Save as otherwise outlined in this Agreement, the costs and expenses of any filings and proceedings made by Lilly to the FDA, including post approval studies required by the FDA in respect of the Product(s), and to maintain the FDA approval hereunder shall be paid by Lilly.

14.3 Lilly shall indemnify and hold harmless Emisphere, its agents and employees from and against all claims, damages, losses, liabilities and expenses to which Emisphere, its agents, and employees may become subject related to or arising out of Lilly's bad faith, gross negligence or intentional misconduct in connection with the filing or maintenance or failure to file or maintain or prosecute the NDA.

14.4 Subject to the provisions of Clause 14.4, it is hereby acknowledged that there are inherent uncertainties involved in the registration of pharmaceutical products with the FDA insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement. Therefore, save for using its reasonable efforts, Lilly and Emisphere shall have no liability to each other solely as a result of any failure of the Product(s) to achieve the approval of the FDA, or any other regulatory body in the Territory.

14.5 Should the Parties receive a notice of regulatory inspection from any governmental agency, or if the Parties receive notice of any potential regulatory action, relative to the Carrier, the Parties will have an obligation to notify each other of same.

      Emisphere will prepare and provide Lilly with all information deemed necessary by Lilly for worldwide regulatory submission of the Product (Lilly will provide Emisphere with a template for such submissions, which Emisphere shall prepare and provide the relevant information to Lilly). Emisphere shall also provide Lilly with necessary access to any regulatory filings worldwide relevant to the Product and Lilly shall be entitled to use the information contained therein in its own regulatory filings on the Product. Should Emisphere wish, at any time during the term of this Agreement, to modify its regulatory filings relating to the Product, Emisphere shall provide Lilly with written notification of its intentions prior to making such modification. Any proposed modification not required by law, government or regulatory agency must be responded to by Lilly within thirty (30) days. If Lilly's response is not received by Emisphere within 30 days, approval of such proposal shall be deemed to have been granted. Finally, to the extent details of the regulatory filing process are not set forth in this section or elsewhere in the Agreement, the Steering Committee shall decide any such matters.

15.   INSURANCE

15.1 Lilly shall maintain comprehensive general liability insurance, including product liability insurance on the Product(s) manufactured and/or sold in such prudent amount as shall be determined by Lilly management for the duration of this Agreement and for a period of two (2) years thereafter.

15.2 Emisphere shall maintain comprehensive general liability insurance, including product liability insurance on the Carrier(s) manufactured for and/or sold to Lilly in such prudent amount as shall be determined by Emisphere management for the duration of this Agreement and for a period of two (2) years thereafter. Emisphere shall also provide Lilly with a vendor's certificate for the Carriers substantially in a form to be agreed between the Parties.

16.   IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

16.1 Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority, non availability of raw materials, but any such delay or failure shall be remedied by such Party as soon as practicable.

17.   SETTLEMENT OF DISPUTES; PROPER LAW

17.1 The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Chief Executive Officer of Emisphere and (a) the Vice President of Science, Technology and Proteins if the dispute is prior to Launch of Products in any country in the Territory, or (b) if the dispute arises after such Launch, then the Vice President of Lilly's general business unit responsible for the Product at issue. In the event that such negotiations do not result in a mutually acceptable resolution, the Parties agree to consider other dispute resolution mechanisms including mediation. Subject to the provisions of Clause 17.2, in the event that the Parties fail to agree on a mutually acceptable dispute resolution mechanism, any such dispute shall be finally settled by a court of competent jurisdiction.
      The Parties hereby submit to the jurisdiction of the state and Federal courts located in the state of New York.

17.2 This Agreement shall be governed by and construed in accordance with the laws of New York without reference to conflicts of laws principles.

18.   ASSIGNMENT

18.1 This Agreement may not be assigned by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, save that either Party may assign this Agreement to its Affiliate or to any successor by merger or sale of substantially all of the assets of its business unit to which this Agreement relates without such consent, provided that such assignment does not have any adverse tax consequences on the other Party. Emisphere and Lilly will discuss any assignment by either Party to an Affiliate prior to its implementation in order to avoid or reduce any additional tax liability to the other Party resulting solely from different tax law provisions applying after such assignment to an Affiliate. For the purpose hereof, an additional tax liability shall be deemed to have occurred if either Party would be subject to a higher net tax on payments made hereunder after taking into account any applicable tax treaty and available tax credits than such Party was subject to before the proposed assignment.

19.   NOTICES

19.1 Any notice to be given under this Agreement shall be sent in writing in English by registered mail or telefaxed to the following addresses:

      If to Lilly:

      Eli Lilly and Company
      Lilly Corporate Center
      Indianapolis, IN  46285

      Attention:                General Patent Counsel
      Telephone:                (317) 276-3881
      Telefax:                  (317) 276-2763

      If to Emisphere:

      Emisphere Technologies, Inc.
      15 Skyline Drive
      Hawthorne, NY  10532

      Attention:                Vice President Business Development
      Telephone:                (914) 347-2220
      Telefax:                  (914) 347-2498

      or to such other address(es) and telefax number(s) as may from time to time be notified by either Party to the other hereunder.

19.2 Any notice sent by mail shall be deemed to have been delivered within [***] working days after dispatch and any notice sent by telefax shall
      be deemed to have been delivered within         [***]       of the time
      of the dispatch. Notice of change of address shall be effective upon receipt.

20.   MISCELLANEOUS CLAUSES

20.1 No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any other breach or failure to perform or of any other right arising under this Agreement.

20.2 If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, (i) such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and (ii) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

20.3 The Parties shall use their respective reasonable endeavors to ensure that the Parties and any necessary third party shall do, execute and perform all such further deeds, documents, assurances, acts and things as any of the Parties hereto may reasonably require by notice in writing to the other Party or such third party to carry the provisions of this Agreement.

20.4 This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns and sub-licensees.

20.5 No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided, in any such other agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Option Agreement, the terms of the Option Agreement shall prevail unless this Agreement specifically provides otherwise.

20.6 No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by a duly authorized representative of each Party.

20.7 This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

20.8 Each of the Parties undertakes to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

20.9 Each of the Parties hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.

20.10 Nothing contained in this Agreement is intended or is to be construed to constitute Emisphere and Lilly as partners, or Emisphere as an employee of Lilly, or Lilly as an employee of Emisphere. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

20.11 This Agreement has been jointly prepared and shall not be strictly construed against any Party.

20.12 The parties hereto agree to disclose publicly through a joint press release, upon signing this Agreement, the nature and scope of the Agreement. All press releases, scientific papers and all other public disclosures related to this

      Agreement shall be approved in advance by both parties, except for such disclosures permitted pursuant to Clause 11, above, such approval not to be unreasonably withheld or delayed. Upon the occurrence of other significant events in the Research and Development Program or other activities hereunder, Emisphere and Lilly agree to make joint press releases. In all cases Lilly shall have the right to review portions of any SEC filings by Emisphere that relate directly to Lilly; in no case shall either party release information which would allow a third party to determine the actual Carriers (including, without limitation, the Carrier/Compound complex in the Product) developed hereunder.

IN WITNESS THEREOF the Parties hereto have executed this Agreement in duplicate.



SIGNED BY
For and on behalf of
ELI LILLY AND COMPANY
in the presence of:



SIGNED BY
For and on behalf of
EMISPHERE TECHNOLOGIES, INC.
in the presence of:

                                   APPENDIX I

                           [***]                Content Check List

SUBJECT               QUESTION/ISSUE


















                                     [***]

SUBJECT               QUESTION/ISSUE










                                     [***]

                                   SCHEDULE I

                           List of Emisphere Patents


[to be supplied prior to execution of this Agreement]

                                       1